Exhibit 4.1

Execution Version

INDENTURE

Dated as of October 1, 2020

among

Michaels Stores, Inc.,

as Issuer,

Michaels Funding, Inc.,

as Holdco,

the Subsidiary Guarantors party hereto

and

U.S. Bank National Association,

as Trustee and Notes Collateral Agent

4.750% SENIOR SECURED NOTES DUE 2027

CONTENTS

SECTION 13.08.	Waiver of Jury Trial	158
SECTION 13.09.	Force Majeure	158
SECTION 13.10.	No Adverse Interpretation of Other Agreements	158
SECTION 13.11.	Successors	158
SECTION 13.12.	Severability	158
SECTION 13.13.	Counterpart Originals	158
SECTION 13.14.	Table of Contents, Headings, etc.	158
SECTION 13.15.	USA PATRIOT Act	159
SECTION 13.16.	Intercreditor Agreements	159

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Any Future Guarantors

INDENTURE, dated as of October 1, 2020, among Michaels Stores, Inc., a Delaware corporation, as the Issuer (as defined herein), Michaels Funding, Inc., as Holdco (as defined herein), certain subsidiaries of the Issuer listed on the signature pages hereto, as Subsidiary Guarantors (as defined herein), and U.S. Bank National Association, a national banking association, organized under the laws of the United States, as Trustee (as defined herein) and Notes Collateral Agent (as defined herein).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $375,000,000 aggregate principal amount of the Issuer’s 4.750% Senior Secured Notes due 2027 (the “Notes”); and

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.         Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and any additional, successor or replacement administrative or collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of May 27, 2016, among the Issuer, as the lead borrower, the other borrowers named therein, the facility guarantors identified therein, Wells Fargo Bank, National Association, as administrative agent and as collateral agent, and the lenders party thereto (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative and collateral agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness), unless such agreement, instrument or document expressly provides that it is not intended to be and is not a ABL Credit Agreement).

“ABL Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of the Issue Date, between Wells Fargo Bank, National Association, in its capacities as administrative agent and collateral agent for the ABL Secured Parties (as defined therein), and JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent for the Term Secured Parties (as defined therein), as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time, and including any joinder thereto by the Notes Collateral Agent or any other Authorized Representative of a series of Pari Passu Obligations or by any additional ABL Secured Parties.

“ABL Obligations” means the Indebtedness and other Obligations in respect of the ABL Credit Agreement and any Hedging Obligations and Cash Management Obligations and obligations in respect of Bank Products that are secured by Liens securing the Indebtedness incurred pursuant to the ABL Credit Agreement pursuant to the security documents entered into in connection with the ABL Credit Agreement.

“ABL Priority Collateral” means mean all Collateral (other than Shared Collateral) consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws (as defined in the ABL Intercreditor Agreement)), would be ABL Priority Collateral):

(1)           all accounts, other than accounts which constitute identifiable proceeds of Term Priority Collateral;

(2)           all chattel paper (including tangible chattel paper and electronic chattel paper), other than chattel paper which constitutes identifiable proceeds of Term Priority Collateral;

(3)           (x) all deposit accounts (other than Term Loan Priority Accounts) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) securities accounts (other than Term Loan Priority Accounts), security entitlements and securities credited to such a securities account, and, in each case, all cash, checks and other property held therein or credited thereto; provided, however, that to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such deposit accounts or securities accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4)           all inventory;

(5)           to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all documents, general intangibles (other than any intellectual property), instruments (including promissory notes) and commercial tort claims; provided that to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)           to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; provided that to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7)          all books and records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6)); and

(8)           all collateral security and guarantees with respect to any of the foregoing and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts received as proceeds of any of the foregoing (such proceeds, “ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

“ABL Secured Parties” means each of (i) the ABL Agent on behalf of itself and the lenders under the Senior ABL Credit Facility and agents, lenders or their respective affiliates counterparty to Hedging Obligations and Cash Management Obligations (or Persons who were agents, lenders or affiliates of any of the foregoing under the Senior ABL Credit Facility at the time they entered into such Hedging Obligations and Cash Management Obligations) and (ii) each other holder of ABL Obligations.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)           Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into, or became a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Transfer Agent, Paying Agent or additional paying agent.

“Applicable Authorized Representative” means with respect to any Shared Collateral (as defined in the Pari Passu Intercreditor Agreement), (i) until the earlier of (x) the discharge of Obligations with respect to the Term Loan Credit Agreement and (y) the Non-Controlling Authorized Representative Enforcement Date (as defined in the Pari Passu Intercreditor Agreement), the Term Loan Agent and (ii) from and after the earlier of (x) the discharge of Obligations with respect to the Term Loan Credit Agreement and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative (as defined in the Pari Passu Intercreditor Agreement).

“Applicable Indebtedness” has the meaning assigned to it in the definition of “Weighted Average Life to Maturity.”

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)           1.00% of the principal amount of such Note; and

(2)           the excess, if any, of:

(a)           the present value at such Redemption Date of (i) the redemption price of such Note at October 1, 2023 (as set forth in the table appearing in Section 3.07(e)), plus (ii) all required remaining scheduled interest payments due on such Note to, but excluding, October 1, 2023 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)           the then outstanding principal amount of such Note on such Redemption Date,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer will designate; provided that such calculation will not be the duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any selection of Notes or any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such selection, transfer or exchange.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)           the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)           any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or assets or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course (it being understood that the sale of inventory or goods (or other assets) in connection with the closing of any number of retail locations (including any Stores) in the ordinary course of business shall be considered a sale in the ordinary course of business) or no longer used or useful in the ordinary course, (iii) immaterial assets or assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Issuer) and (iv) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Issuer or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 (other than Section 5.01(b)(2)), or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)           any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment or any acquisition otherwise permitted by this Indenture;

(d)          any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value for any individual transaction or series of related transactions of less than the greater of $50.0 million and 7.75% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition;

(e)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)           to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)          (i) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h)          any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i)            foreclosures, condemnation, expropriation, eminent domain or any similar action (including, for the avoidance of doubt, any casualty event) with respect to assets or the granting of Liens not prohibited by this Indenture;

(j)            sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k)           any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by this Indenture;

(l)            the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m)          the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n)           any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o)          the unwinding of any Hedging Obligations;

(p)          sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)          the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r)           the granting of a Lien that is permitted under Section 4.12;

(s)           the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are (x) not used or useful in the principal business of the Issuer and its Restricted Subsidiaries or (y) non-core assets or surplus or unnecessary to the business or operations of the Issuer and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition permitted under this Indenture;

(t)           dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(u)          dispositions of property in connection with any Sale and Lease-Back Transaction; and

(v)           the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP; provided that Attributable Indebtedness shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Authorized Representative” means, at any time, (i) in the case of any Obligations under the Term Loan Credit Agreement or the secured parties under the Term Loan Credit Agreement, the Term Loan Agent, (ii) in the case of the Notes or the Holders, the Notes Collateral Agent, and (iii) in the case of any other series of Pari Passu Obligations that become subject to the Pari Passu Intercreditor Agreement after the date thereof, the agent named as authorized representative for such series in the applicable joinder agreement.

“Bank Products” means any supply chain finance services including, without limitation, trade payable services and supplier accounts receivable and drafts/bills of exchange purchases; credit or debit cards; purchase cards; or merchant account lines of credit.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Issuer.

“Borrowing Base” means the “Borrowing Base” as defined in, and calculated in accordance with, the ABL Credit Agreement.

“Business Day” means any day that is not a Legal Holiday.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Capitalized Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)           United States dollars;

(2)           (a) Euros, Yen, Canadian Dollars, Pounds Sterling or any national currency of any participating member state of the EMU; or

(b)           in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3)           readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4)           certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)           repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)           commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) and, in each case, maturing within 36 months after the date of acquisition;

(7)           marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer);

(8)           securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition;

(9)           readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition;

(10)         Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition;

(11)         Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer);

(12)         investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above;

(13)         credit card receivables and debit card receivables so long as such are considered “cash equivalents” under GAAP and are so reflected on the Issuer’s balance sheet; and

(14)         solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts, except amounts used to pay non-dollar denominated obligations of the Issuer or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by the Issuer or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Obligations” means Obligations in connection with, or in respect of, Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)           the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation, amalgamation or business combination) of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Holding Company or one or more Permitted Holders; or

(2)           the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) (a) any Person (other than any Holding Company or Permitted Holder) or (b) Persons (other than any Holding Company or one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Issuer representing more than fifty percent (50.0%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer or any of its Parent Companies holding directly or indirectly 100% of the aggregate voting power represented by the issued and outstanding Equity Interests of the Issuer, in each case, other than in connection with any transaction or series of transactions in which Holdco shall become the Wholly-Owned Subsidiary of a Holding Company;

provided that (x) for purposes of this definition the phrase “Person” or “group” shall exclude any employee benefit plan of such “Person” or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) if any group includes one or more Permitted Holders or any Holding Company, the issued and outstanding Equity Interests of the Issuer directly or indirectly owned by any Permitted Holder or Holding Company that is part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (B) a Person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement and (C) a Person or group will be deemed not to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the Voting Stock of such Person’s parent.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Collateral Agents” means the ABL Agent, the Term Loan Agent, the Notes Collateral Agent and any other Term Agent (as such term is defined under the ABL Intercreditor Agreement) under the Pari Passu Intercreditor Agreement.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)           increased (without duplication) by:

(a)           provision for taxes based on income or profits or capital (including pursuant to any tax sharing or tax distribution arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes and foreign unreimbursed value added taxes (including, in each case, penalties and interest related to such taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)          Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i) through (viii) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)           Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d)          any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or any other transaction, including the incurrence of Indebtedness, not prohibited by this Indenture (including any refinancing or amendment thereof) (in each case, whether or not successful) (including, without limitation, any such transaction occurring prior to, on, or after, the Issue Date), including (A) such fees, expenses or charges related to the Previous Transactions or the Transactions, including with respect to the ABL Credit Agreement, the Existing Senior Notes and the Term Loan Credit Agreement, and (B) any amendment or other modification of any documentation related to the Notes, the Existing Senior Notes, the ABL Credit Agreement, the Term Loan Credit Agreement and any other permitted Indebtedness, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)           the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings (including sourcing), operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, the opening, closure, relocation and/or consolidation of facilities and plants, unused warehouse space costs, costs related to entry into new markets, and consulting and other professional fees, signing or retention costs, retention or completion charges or bonuses, relocation expenses, severance payments, curtailments and modifications to or losses on settlement of pension and post-retirement employee benefit plans, excess pension charges, pension related charges under FASB ASC 715, accretion of asset retirement obligations in accordance with FASB ASC 410, contract termination costs, future lease commitments, new system design and implementation costs and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); plus

(f)           any other non-cash charges, expenses or losses, including (i) any write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charge or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method, and (v) other non-cash charges, non-cash expenses or non-cash losses, in each case reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, (1) the Issuer may determine not to add back such non-cash charge in the current period and (2) to the extent the Issuer does determine to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(g)          the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity or non-controlling interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)          the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under Section 4.11 and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)            the amount of “run rate” net cost savings, synergies and operating expense reductions projected by the Issuer in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than eighteen (18) months after the end of the period (calculated on a pro forma basis as though such cost savings, operating expense reductions and/or synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and/or synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, synergies and operating expense reductions are reasonably identifiable and factually supportable (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided that the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed 25.0% of Consolidated EBITDA determined on a pro forma basis for any four consecutive quarter period; plus

(j)            the amount of loss on sale of receivables and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k)           (i) any charges, costs, expenses, accruals or reserves incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or shareholder agreement or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Issuer, any direct or indirect parent company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Issuer as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Stock) of the Issuer solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(3); plus

(l)            any net loss from disposed or discontinued operations; plus

(m)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(n)          earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Permitted Investment and paid or accrued during such period and on similar acquisitions and Permitted Investments completed prior to the Issue Date; plus

(o)          with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) to (c) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary); plus

(p)          at the option of the Issuer, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case, for GAAP purposes, (B) the non-cash amortization of tenant allowances and (C) the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period; plus

(q)          the amount of travel expenses, payroll taxes, indemnification payments, director’s fees and any other charges, costs, expenses, accruals or reserves incurred in connection with, or amounts payable to, any director of the board of the Issuer or its parent entities in connection with such director serving as a member of such board of directors and performing his or her duties in respect thereof; and

(2)           decreased (without duplication), in each case to the extent included in arriving at such Consolidated Net Income, by:

(a)           non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period, plus

(b)          any net income from disposed or discontinued operations; and

(3)           increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)       consolidated interest expense of such Person and its Restricted Subsidiaries paid or payable in respect of such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances or any similar facility or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) penalties and interest related to taxes, (ii) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting), (vi) any prepayment premium or penalty, (vii) agency and trustee fees paid to any agent or trustee under any Credit Facilities, (viii) fees and costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates and (ix) any lease, rental or other expense in connection with a Non-Finance Lease Obligation; plus

(2)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)           interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)           any after-tax effect of extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (less all fees and expenses relating thereto) or expenses, Transaction Expenses, severance costs, relocation costs, costs related to the Perfect Store Initiative, Hybrid Distribution Network Costs, pre-opening, opening, consolidation and closing costs for any facilities (including Stores), signing, retention or completion bonuses or recruiting costs, transition costs, costs incurred in connection with acquisitions (whether or not consummated), restructuring costs, integration and systems establishment costs, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)           any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)           any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(6)           solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)       effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) resulting from the application of purchase accounting (including, but not limited to, adjustments in the merchandise inventory, property and equipment, intangible assets, goodwill, deferred revenue and debt line items resulting from the application of purchase accounting in relation to any consummated acquisition or investment) or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)       any after-tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)       any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)       any non-cash compensation charge or expense including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs shall be excluded,

(11)       any fees and expenses incurred during such period, or any amortization thereof for such period in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)       any unrealized net gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (i) Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gains or losses are non-cash items, shall be excluded, and

(13)       any unrealized net gains and losses (after any offset) resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than Section 4.07(a)(3)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to Section 4.07(a)(3)(D).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” (i) the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness and (ii) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices (as defined in the definition of “Disqualified Stock”), in each case determined on a consolidated basis in accordance with GAAP, in each case secured by a Lien; provided that Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” (i) the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness and (ii) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices (as defined in the definition of “Disqualified Stock”), in each case determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)       to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)       to advance or supply funds

(a)       for the purchase or payment of any such primary obligation, or

(b)       to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)       to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Convertible Indebtedness” means Indebtedness of the Issuer (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Indenture that is either (a) convertible into common stock of the Issuer (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Issuer and/or cash (in any amount determined by reference to the price of such common stock).

“Corporate Trust Office of the Trustee” means the office of the Trustee at which, at any particular time, its corporate trust business with respect to this Indenture shall be administered, which office at the date hereof is located at 13737 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Global Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the office of any successor Trustee designated from time to time by notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, note issuances, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement, extend, renew, restate, amend, modify or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchange, replacement, refunding, supplemental, extended, renewed, restated, amended, modified or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Issuer or any Restricted Subsidiary by any Person other than the Issuer or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that during such time, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio and the availability of any baskets hereunder.

“Discharge of Term Obligations” means the payment in full in cash of all outstanding Term Obligations (as defined in the ABL Intercreditor Agreement) (other than contingent indemnity obligations with respect to then unasserted claims).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for any Qualified Equity Interests or solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided, further that any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries, any Parent Company, or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the Issuer.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Issuer that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of, contribution to, the common equity or Preferred Stock of the Issuer or any Parent Company (excluding Disqualified Stock), other than:

(1)       public offerings with respect to the Issuer’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2)       issuances to, or contributions from, any Subsidiary of the Issuer; and

(3)       any such public or private sale or contribution that constitutes an Excluded Contribution.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Euros” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounting Changes” has the meaning assigned to it in the definition of “GAAP.”

“Excluded Assets” means:

(a)               with respect to any trademarks, applications in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any grantor’s “intent to use” such trademarks or service marks unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office;

(b)               motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction;

(c)               (I) any Equity Interests in any Unrestricted Subsidiary (until such time any Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with this Indenture, at which time, and without further action, this clause (I) shall no longer apply to the Equity Interests of such Subsidiary), (II) any Equity Interests issued by any Acquired Indebtedness Subsidiary (as defined in the definition of “Excluded Subsidiary”), (III) Equity Interests of any Subsidiary of a Foreign Subsidiary, or (IV) Equity Interests of a Person that is not a direct or indirect Wholly-Owned Subsidiary of the Issuer or any Subsidiary Guarantor;

(d)               Equity Interests representing more than 65% of the combined voting power of all Equity Interests of any Foreign Subsidiary or any Foreign Subsidiary Holdco;

(e)               any asset, with respect to which the Issuer has determined in good faith that the costs or other consequences (including adverse tax consequences) of providing or perfecting a security interest is excessive in view of the benefits to be obtained by the Holders, in each case, unless such security interest is then provided to or perfected in favor of the Senior Term Credit Facilities (or, upon the discharge of Obligations with respect to the Term Loan Credit Agreement, unless such security interest is then provided to or perfected in favor of any other Pari Passu Obligations or the Senior ABL Credit Facilities);

(f)                any margin stock;

(g)               any general intangible, investment property or other such rights of a grantor arising under any contract, lease, license, instrument or other document if the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such general intangible, investment property, or other such rights in favor of a third party or under any law, regulation, permit, order or decree of any governmental authority, unless and until all required consents shall have been obtained, or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate or to effect the abandonment, cancellation, invalidation or unenforceability of any right, title or interest of any grantor therein or its obligations thereunder (provided, however, that the limitation set forth in this clause (g) shall not affect, limit, restrict or impair the grant by a grantor of a security interest pursuant to the Security Documents in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law; provided, further, that the proceeds from any such contract, lease, instrument or other document shall not be excluded from the Collateral to the extent that the assignment of such proceeds is not prohibited);

(h)               any leasehold interest in real property or any other real property interest other than in any Material Owned Real Property; and

(i)                 any assets that are not pledged, nor are required to be pledged (including pursuant to any amendment, waiver or consent), to secure the obligations of the Issuer and the Guarantors under the Senior Credit Facilities unless the Senior Credit Facilities have been terminated or repaid in full.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by the Issuer from:

(1)       contributions to its common equity capital; and

(2)       the sale (other than to a Restricted Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in Section 4.07(a)(3).

“Excluded Subsidiary” means (1) any Foreign Subsidiary, (2) any Foreign Subsidiary Holdco, (3) any Domestic Subsidiary that is a Subsidiary of any (i) Foreign Subsidiary or (ii) Foreign Subsidiary Holdco, (4) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law or by contractual obligation (including in respect of Acquired Indebtedness permitted hereunder) existing on the Issue Date (or, with respect to any Subsidiary acquired by the Issuer or a Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee, or if such Guarantee would require governmental (including regulatory) or third party (for the avoidance of doubt, other than solely from the Issuer or any Guarantor or their respective Subsidiaries) consent, approval, license or authorization, (5) any special purpose vehicle (or similar entity) or any Securitization Subsidiary, (6) any Captive Insurance Subsidiary, (7) any not-for-profit Subsidiary, (8) any Immaterial Subsidiary, (9) any other Subsidiary with respect to which, in the reasonable judgment of the Term Loan Agent prior to the discharge of Obligations under the Term Loan Credit Agreement (and thereafter in the reasonable judgment of the Issuer), the burden or cost (including any adverse tax consequences) of providing the Guarantee could outweigh the benefits to be obtained by the Holders therefrom, (10) any Subsidiary that is not a Wholly-Owned Subsidiary and (11) any Restricted Subsidiary acquired pursuant to an acquisition or investment permitted hereunder financed with Indebtedness incurred or assumed pursuant to Section 4.09(b)(14)(a) and each Restricted Subsidiary thereof that guarantees such Indebtedness (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (11) if the applicable Indebtedness is repaid or if such Restricted Subsidiary ceases to guarantee such Indebtedness) (each Restricted Subsidiary excluded pursuant to this clause (11), an “Acquired Indebtedness Subsidiary”); provided that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (8) or (9) above will cease to be an Excluded Subsidiary at any time such Subsidiary guarantees the payment of Indebtedness under any Senior Credit Facilities incurred under Section 4.09(b)(1).

“Existing Senior Notes” means the existing 8.000% Senior Notes due 2027 in aggregate principal amount of $500,000,000 issued by the Issuer pursuant to the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” means that certain Indenture, dated as of July 8, 2019, by and among the Issuer, the Guarantors (as defined therein) party thereto from time to time, and U.S. Bank National Association, as trustee, together with the related documents thereto (including any note guarantees), as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, whether with the original trustee and holders or other trustee and holders or otherwise, and whether provided under the original indenture or one or more other indentures, supplemental indentures or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount issued thereunder or altering the maturity thereof or providing for other Indebtedness) from time to time.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Financial Incurrence Test” has the meaning assigned to it in the definition of “Fixed Charge Coverage Ratio.”

“Financial Officer” means the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of the Issuer, as appropriate.

“Fixed Amount” has the meaning assigned to it in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (1) Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to (2) the Fixed Charges of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the calculation date. In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repurchases, redeems, retires or extinguishes any Indebtedness (other than the incurrence, assumption or guarantee of Indebtedness under any revolving credit facility or revolving advances under any Qualified Securitization Facility) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period for which internal financial statements are available.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), Subsidiary designations and any operational changes or cost savings initiatives that the Issuer or any of its Restricted Subsidiaries has determined to make/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis, assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations, discontinued operations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and may include (to the extent not already included in Consolidated EBITDA) (a) cost savings (including sourcing), operating expense reductions and other operating improvements or synergies resulting from such Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change, which is being given pro forma effect that have been or are expected to be realized and reasonably identifiable and factually supportable and are reasonably anticipated to be realized within 24 months after the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, or operating improvements and other synergies and (b) adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (7) to “Summary—Summary Consolidated Financial and Operating Data” in the Offering Memorandum. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as the Issuer may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such indebtedness during the applicable period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent four-quarter period immediately prior to the date of determination in a manner consistent with GAAP.

Notwithstanding anything to the contrary herein, with respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or test (including the Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such amounts, including for the avoidance of doubt, any grower component based on Consolidated EBITDA or Total Assets, the “Fixed Amounts”) substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including the Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) (any such financial ratio or test, a “Financial Incurrence Test”), it is understood and agreed that the amounts in clause (x) of this paragraph shall be disregarded in the calculation of the Financial Incurrence Test applicable to the amounts in clause (y); provided that, notwithstanding anything else provided herein, any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that is expressly limited by a fixed-dollar limitation (including any grower component based on a percentage of Consolidated EBITDA or Total Assets) and that includes, as a condition to incurring (or consummating) applicable amounts or transactions, in reliance on such provision limited by a fixed-dollar limitation, a requirement of compliance with a Financial Incurrence Test shall constitute a “Fixed Amount” under this Indenture.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning assigned to it in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charge Coverage Test” has the meaning assigned to it in the definition of “Unrestricted Subsidiary.”

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)       Consolidated Interest Expense of such Person for such period;

(2)       all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)       all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary substantially all of whose assets consists (directly or indirectly) of the Capital Stock or indebtedness of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America (which may, at the option of the Issuer, be as in effect on the Issue Date) set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, will be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. Notwithstanding the foregoing, all ratios, baskets and calculations based on GAAP or terms determined in accordance with GAAP in this Indenture shall be computed in accordance with GAAP as in effect (and as applied) on the Issue Date (or IFRS as of the date of such election above) or, if elected by the Issuer by written notice to the Trustee on one or more occasions after the Issue Date, GAAP (or IFRS) as in effect (and as applied) on the date of such notice and any such election shall be irrevocable; provided, that if the Issuer makes such election, the Issuer may elect to exclude any changes in GAAP (or in the application thereof) occurring after the Issue Date (or in IFRS occurring after the date of such election above) (the “Excluded Accounting Changes”) as may be identified in such notice to the Trustee, in which case, GAAP (or IFRS) for such purposes shall be as in effect (and as applied) on the date specified in such notice except for the Excluded Accounting Changes, which shall not be applied in determining such ratios, baskets and calculations, and any provisions of GAAP (or IFRS) affected by such Excluded Accounting Changes shall continue to be determined as in effect on the Issue Date (or IFRS as of the date of such election above). The Issuer will give notice of any such election made in accordance with this definition to the Trustee. Notwithstanding any other provision contained herein, (i) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively; (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any of the Issuer’s Subsidiaries at “fair value,” as defined therein; and (iii) unless the Issuer has notified the Trustee in writing that this clause (iii) shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period, each provision under this Indenture shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to this Indenture may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Sections 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1)       direct obligations of the United States for the timely payment of which its full faith and credit is pledged; or

(2)       obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case, are not callable or redeemable at the option of the Issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means Holdco and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Holdco” means (a) Michaels Funding, Inc., a Delaware corporation (“Initial Holdco”), if it is the direct parent of the Issuer or (b) if Initial Holdco is not the direct parent of the Issuer, such other Person that is the direct parent company of the Issuer that directly owns 100.0% of the issued and outstanding Equity Interests issued by the Issuer and that assumes all of the obligations of “Holdco” under this Indenture pursuant to a supplemental indenture.

“Holder” at any time, means the Person in whose name a Note is registered on the Registrar’s books at such time.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no (a) Person (other than any Permitted Holder) or (b) Persons (other than any one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Hybrid Distribution Network Costs” means costs associated with the implementation of enhancements to the Issuer’s and its Restricted Subsidiaries’ distribution network intended to increase the Issuer’s and its Restricted Subsidiaries’ basic merchandise inventories that are shipped through distribution centers.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means a Subsidiary of the Issuer for which (a) the assets of such Subsidiary constitute less than or equal to 1% of Total Assets and collectively with all Immaterial Subsidiaries, less than or equal to 5% of Total Assets, and (b) the revenues of such Subsidiary account for less than or equal to 1% of Total Revenues and collectively with all Immaterial Subsidiaries, less than or equal to 5% of Total Revenues.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amounts” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1)       any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)       in respect of borrowed money;

(b)       evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)       representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d)       representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP will be excluded;

(2)       to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3)       to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;

provided that notwithstanding the foregoing, Indebtedness will be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) reimbursement obligations under commercial letters of credit, (c) obligations under or in respect of Qualified Securitization Facilities, (d) accrued expenses, (e) deferred or prepaid revenues, (f) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care) and (g) Non-Finance Lease Obligations; provided, further, that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Issuer and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Holdco” has the meaning set forth in the definition of “Holdco”.

“Initial Notes” means the initial $375,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Truist Securities, Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc., Citizens Capital Markets, Inc., U.S. Bancorp Investments, Inc., BMO Capital Markets Corp., Fifth Third Securities, Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC.

“Intercreditor Agreements” means, collectively, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement and any other intercreditor agreement entered into by the Notes Collateral Agent pursuant to which the Liens securing any Obligations (other than Obligations under the Notes and the Guarantees) are subordinated to the Liens securing the Notes and the Guarantees (including any Junior Lien Intercreditor Agreement).

“Interest Payment Date” means April 1 and October 1 of each year to stated maturity, beginning April 1, 2021.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)       securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)       debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)       investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)       corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice) or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 4.07:

(1)       “Investments” will include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)       the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)       the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)       any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of (a) Bain Capital Private Equity, LP and/or any of its Affiliates (including, as applicable, investment vehicles, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but excluding, however, any portfolio company of any of the foregoing) and (b) The Blackstone Group LP and/or any of its Affiliates (including, as applicable, investment vehicles, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but excluding, however, any portfolio company of any of the foregoing).

“Issue Date” means October 1, 2020.

“Issuer” means Michaels Stores, Inc. and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Junior Lien Intercreditor Agreement” has the meaning assigned to such term in Section 9.01, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Junior Secured Obligations” has the meaning assigned to such term in Section 9.01.

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease (or other lease in respect of a Non-Finance Lease Obligation) be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise); (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (or which notice and/or such redemption, repurchase, defeasance, satisfaction and discharge cannot be delayed subject to the satisfaction of any condition, transaction or event) and (3) any Restricted Payment requiring irrevocable notice in advance thereof.

“Management Stockholders” means any members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Issuer (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Issue Date.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(8), multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Owned Real Property” means any fee-owned real property owned by the Issuer or any Subsidiary Guarantor with a Fair Market Value in excess of $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs, charges and mortgages of real property or interests therein made by the Issuer or any Guarantor in favor or for the benefit of the Notes Collateral Agent on behalf of the Notes Secured Parties executed and delivered pursuant to Section 11.02(b).

“Mortgaged Property” has the meaning specified in Section 11.02(b).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash and Cash Equivalents received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case in respect of such Asset Sale, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(1)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Issuer and the Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the recitals to this Indenture. Except as otherwise provided in this Indenture, the Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent for the Notes Secured Parties until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Notes Secured Parties” means the Notes Collateral Agent, the Trustee and the Holders of the Notes.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated September 17, 2020, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion (subject to customary assumptions, qualifications and exceptions) from legal counsel. Legal counsel may be an employee of or counsel to the Issuer.

“ordinary course of business” means activity conducted in the ordinary course of business of the Issuer and any Restricted Subsidiary.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of the Issuer.

“Pari Passu Indebtedness” means Indebtedness constituting Pari Passu Obligations (other than Obligations with respect to the Notes and Guarantees).

“Pari Passu Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, among the Issuer, the Guarantors, the Notes Collateral Agent, JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined therein), as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time, and including any joinder thereto by any other Authorized Representative of a series of Pari Passu Obligations (or their respective representatives).

“Pari Passu Obligations” means (i) all Obligations in respect of the Notes and the Guarantees and (ii) all Obligations in respect of the Senior Term Credit Facilities (including any Hedging Obligations and cash management agreements that are secured equally and ratably with the loans and other extensions of credit under the Senior Term Credit Facilities) or any other Indebtedness, in each case under this clause (ii), that is secured by a Lien on the Collateral that ranks on an equal priority basis (without regard to control of remedies) with the Liens on the Collateral securing the Notes and the Guarantees.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Perfect Store Initiative” means the initiative related to the Issuer’s and its Restricted Subsidiaries’ store standardization and remodeling program, pursuant to which retail store layouts will be modified into a configuration intended to enhance the customer in-store experience.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 4.10.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantially equivalent derivative transaction) on the Issuer’s common stock purchased by the Issuer in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holder” means any of (i) any Investor, any of such Investor’s Affiliates (other than any portfolio company of such Investor) and the Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing or any Holding Company are members (provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Investors, the Investors’ Affiliates and the Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the aggregate ordinary voting power of the outstanding Voting Stock of the Issuer or any Parent Company), (ii) any Parent Company not formed in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control, (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Company, acting in such capacity and (iv) any Holding Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)           any Investment in the Issuer or any Restricted Subsidiary (including guarantees of obligations of the Restricted Subsidiaries);

(2)           any Investment in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)           any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business, or in a business unit, line of business or division of such Person, if as a result of such Investment:

(a)       such Person becomes a Restricted Subsidiary; or

(b)       such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting such business unit, line of business or division in which such Investment was made, as applicable, to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)           any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)           any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)           any Investment acquired by the Issuer or any Restricted Subsidiary:

(a)          in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Issuer or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)          in satisfaction of judgments against other Persons;

(c)          as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)          as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           Hedging Obligations permitted under Section 4.09(b)(10);

(8)           any Investment in a Similar Business, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $300.0 million and (b) 47.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9)           Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(3);

(10)         (a) guarantees of Indebtedness permitted under Section 4.09, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and (b) the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12;

(11)         any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) (except transactions described in clauses (2), (5), (8), (14) or (21) of such Section);

(12)         Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)         Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $300.0 million and (b) 47.0% of Consolidated EBITDA of the Issuer determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14)         Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves);

(15)         loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, members of management and independent contractors not in excess of $20.0 million outstanding at any one time, in the aggregate;

(16)         loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Issuer or any Parent Company;

(17)         advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Issuer or any Restricted Subsidiary;

(18)         any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19)         Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20)         Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21)         Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22)         the purchase or other acquisition of any Indebtedness of the Issuer or any Restricted Subsidiary to the extent not otherwise prohibited hereunder;

(23)         Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (a) $100.0 million and (b) 15.5% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24)         Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25)         any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26)         Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(27)         intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Issuer and its Subsidiaries;

(28)         acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Issuer or any Subsidiary of the Issuer in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of the Issuer or any direct or indirect parent of the Issuer, to the extent no cash is actually advanced by the Issuer or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(29)         Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(30)         Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 4.10; and

(31)         Permitted Bond Hedge Transactions.

“Permitted Liens” means, with respect to any Person:

(1)           Liens (i) securing Obligations in respect of the Notes and the Guarantees issued on the Issue Date or (ii) on assets not otherwise constituting Collateral that secure Obligations (other than Obligations in respect of the Notes and the Guarantees) so long as, in the case of this sub-clause (ii), the Notes and related Guarantees are equally and ratably secured by a Lien (or on a senior basis if such Lien secures Subordinated Indebtedness) on such property, assets or proceeds with such Liens;

(2)           Liens securing Obligations in respect of Indebtedness permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, pursuant to Section 4.09(b)(1);

(3)           Liens securing Obligations in respect of Indebtedness permitted to be incurred under Section 4.09; provided that at the time of incurrence (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subclause) and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Issuer’s Senior Secured Net Leverage Ratio for the most recently ended Test Period preceding the date on which such additional Indebtedness is incurred would not exceed 3.25 to 1.00;

(4)           Liens, pledges or deposits by such Person made in connection with (A) workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations, (B) insurance-related obligations (including, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance, or otherwise supporting the payment of items set forth in the foregoing clause (A), or (C) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness), or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(5)           Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens and other similar Liens, or similar landlord Liens specifically created by contract, and (i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(6)           Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(7)           Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations, or with respect to regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(8)           survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(9)           Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Sections 4.09(b)(4), (6), (12)(b), (13), (14)(B)(iii), (14)(B)(iv)(b), (15), (22), (28) or (29) or, with respect to assumed or acquired Indebtedness not incurred in contemplation of the relevant acquisition, Disqualified Stock or Preferred Stock, Section 4.09(b)(14); provided that:

(a)          Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09(b)(13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness incurred under Sections 4.09(b)(2) or (4);

(b)          Liens securing obligations relating to Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(22) or (29) extend only to the assets of Subsidiaries that are not Guarantors;

(c)          Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(4) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty; and

(d)          Liens securing obligations in respect of assumed or acquired Indebtedness not incurred in contemplation of the relevant acquisition permitted to be assumed pursuant to Section 4.09(b)(14) are solely on acquired property or the assets of the acquired entity (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(10)         Liens existing, or provided for under binding contracts existing, on the Issue Date (other than under the Senior Credit Facilities on the Issue Date and the Notes and the Guarantees issued on the Issue Date);

(11)         Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(12)         Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(13)         Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(14)         Liens securing (x) Hedging Obligations, (y) obligations in respect of Cash Management Services and (z) obligations in respect of Bank Products;

(15)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)         leases, subleases, licenses or sublicenses (or other agreements under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies or services) that do not either (a) materially interfere with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(17)         Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(18)         Liens in favor of the Issuer or any Guarantor;

(19)         Liens on equipment or vehicles of the Issuer or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(20)         Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility, including Liens on such receivables resulting from precautionary Uniform Commercial Code filings or from recharacterization of any such sale as a financing or a loan;

(21)         Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (3), (9), (10), (11) or (12), this clause (21) or clause (23) of this definition; provided that (a) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (9), (10), (11), (12), this clause (21) or clause (23) of this definition at the time the original Lien became a Permitted Lien under this Indenture, plus (ii) any accrued and unpaid interest on the Indebtedness being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness;

(22)         deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens or insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(23)         Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (i) $130.0 million and (ii) 20.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis);

(24)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)         (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(26)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(5);

(27)         Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice, and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of set-off) and that are within the general parameters customary in the banking industry;

(28)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(29)         Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(30)         Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(31)         any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32)         Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10;

(33)         ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(34)         Liens in connection with a Sale and Lease-back Transaction;

(35)         Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(36)         any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(37)         deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(38)         rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(39)         Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Indenture;

(40)         receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(41)         agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(42)         Liens securing Guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under this Indenture;

(43)         Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law;

(44)         Liens disclosed by the title insurance reports or policies delivered on or prior to the Issue Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(45)         rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(46)         restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(47)         security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(48)         zoning, building and other similar land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(49)         Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (i) securing Indebtedness and other obligations of such Foreign Subsidiaries or (ii) to the extent arising mandatorily under applicable law;

(50)         Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(51)         Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Guarantors that are permitted under Section 4.09(b) or otherwise not prohibited by this Indenture;

(52)         rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under the provisions in the legislation of Canadian provinces; and

(53)         the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown under Canadian law and any statutory exceptions to title under Canadian law.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on and with respect to such Indebtedness.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantially equivalent derivative transaction) on the Issuer’s or a Parent Company’s common stock sold by the Issuer or a Parent Company substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Previous Transactions” means the execution and delivery of the Existing Senior Notes Indenture (including any supplements thereto), the issuance of the Existing Senior Notes, and the transactions contemplated by or in furtherance of the issuance of the Existing Senior Notes (including the use of proceeds thereof, including any refinancing Indebtedness).

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“pro forma basis” and “pro forma effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio in accordance with the provisions set forth in the definition of “Fixed Charge Coverage Ratio”, under Section 1.05 and under Section 1.06 to the extent appropriate.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer) or (2) constituting a Receivables Facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or if both do not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which will be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 or September 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Issuer or any Restricted Subsidiary, (y) Disqualified Stock issued by the Issuer or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including Refinancing Indebtedness, so long as:

(1)            the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) the Indebtedness, the amount of the Preferred Stock or the liquidation preference of the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clauses (b) and (c), the “Incremental Amounts”);

(2)           such Refinancing Indebtedness has a:

(a)           Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt;

(b)           final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(3)            to the extent such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, unless such Refinancing constitutes a Restricted Payment permitted by Section 4.07 (other than clause (b)(22) thereof), such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the applicable Refinanced Debt or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively.

Refinancing Indebtedness will not include:

(a)           Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(b)           Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(c)           Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under Sections 4.09(b)(3) and (28), any Subordinated Indebtedness, Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, the chief operating officer or any executive vice president of such Person.

“Responsible Trustee Officer” means, when used with respect to the Trustee or the Notes Collateral Agent, any officer within the corporate trust department of the Trustee or the Notes Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Notes Collateral Agent, as applicable, who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period (as defined in Regulation S) applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Issuer, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Issuer on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Issuer (unless such transactions would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Indenture).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing. The net proceeds of any Sale and Lease-Back Transaction will be determined giving effect to transaction expenses and the tax effect of such transactions (including taxes paid or payable and tax attributes used as a result of such transactions).

“SEC” means the U.S. Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Issuer or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Issuer or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Issuer or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the Security Agreement, dated as of the date hereof among Holdco, the Issuer, the other grantors party there to from time to time in favor of the Notes Collateral Agent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Security Documents” means the Security Agreement and any other security agreements, pledge agreements, collateral assignments and related agreements, in each case, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interest in the Collateral as contemplated by this Indenture.

“Senior ABL Credit Facilities” has the meaning set forth in the definition of “Senior Credit Facilities”.

“Senior Credit Facilities” means, collectively, (a) the ABL Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof (the “Senior ABL Credit Facilities”), (b) the Term Loan Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof (the “Senior Term Credit Facilities”) and (c) any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders, or investors, whether or not secured, that replace, refund, supplement or refinance all or any part of the loans, notes, other credit facilities or commitments under any of the foregoing, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding on the last day of such Test Period minus the aggregate amount of cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Issuer and the Restricted Subsidiaries or (y) are restricted in favor of the Senior Credit Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien on the collateral securing the Senior Credit Facilities along with the Senior Credit Facilities), to (b) Consolidated EBITDA of the Issuer for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that the calculation thereof will be subject to Section 1.06.

“Senior Term Credit Facilities” has the meaning set forth in the definition of “Senior Credit Facilities”.

“Shared Collateral” means all amounts paid by the holder of Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the ABL Obligations and the Term Obligations on terms reasonably acceptable to the Collateral Agents to any Collateral Agent pursuant to the subordination provisions of the instruments, documents and agreements evidencing such Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Issue Date; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Significant Subsidiary for purposes of Sections 6.01(4), (5), (6) or (7).

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental, ancillary or complementary thereto (including, for avoidance of doubt, any sourcing companies created in connection with any of the foregoing).

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Issuer or its Restricted Subsidiaries.

“Subordinated Indebtedness” means, with respect to the Notes:

(1)            any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes; and

(2)            any Indebtedness of any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)            any partnership, joint venture, limited liability company or similar entity of which:

(a)           more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)           such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture (excluding any Parent Company (including Holdco) that guarantees the Notes).

“Term Agent” means (a) the Term Loan Agent and any successor thereto and (b) the Notes Collateral Agent and any successor thereto and (c) any applicable representative or agent for any additional Pari Passu Obligations designated as “Term Obligations” pursuant to the ABL Intercreditor Agreement.

“Term Loan Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement and additional, successor or replacement administrative or collateral agent under the Term Loan Credit Agreement or any trustee, administrative agent, collateral or similar agent named in its capacity as agent in connection with any refinancing or replacement of the Term Loan Credit Agreement.

“Term Loan Collateral Documents” means the Collateral Documents (as defined in the Term Loan Credit Agreement) and each other agreement entered into granting a Lien on Collateral in favor of the Term Loan Agent for the purpose of securing any obligations under the Term Loan Credit Agreement, in each case as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Term Loan Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 28, 2013, among the Issuer, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the lenders party thereto (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative and collateral agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise), including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness), unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Agreement.

“Term Loan Priority Accounts” means any deposit accounts or securities accounts that are intended to solely contain identifiable proceeds of the Term Priority Collateral (it being understood that any property in such deposit accounts or securities accounts which is not identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such deposit account or securities account).

“Term Priority Collateral” means all Collateral other than ABL Priority Collateral and Shared Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws (as defined in the ABL Intercreditor Agreement)) would be Term Priority Collateral):

(1)           all equipment, fixtures, real property, intellectual property and investment property (other than any investment property described in clauses (3)(y) and (8) of the definition of ABL Priority Collateral);

(2)           except to the extent constituting ABL Priority Collateral, all instruments, commercial tort claims, documents and general intangibles;

(3)           all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds) and Shared Collateral; and

(4)           all collateral security and guarantees with respect to the foregoing, and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts received as proceeds of any Collateral, other than the Shared Collateral and the ABL Priority Collateral (including ABL Priority Proceeds) (such proceeds, “Term Priority Proceeds”).

“Term Priority Proceeds” has the meaning assigned to such term in the definition of “Term Priority Collateral.”

“Test Period” in effect at any time means the Issuer’s most recently ended four consecutive fiscal quarters for which internal financial statements are available (as determined in good faith by the Issuer); provided that prior to the first date on which financial statements have been delivered pursuant to Section 4.03(a), the Test Period in effect will be the period of four consecutive fiscal quarters of the Issuer ended August 1, 2020.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated and calculated on a pro forma basis in respect of any test or covenant under this Indenture.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding on the last day of such Test Period minus the aggregate amount of cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Issuer or (y) are restricted in favor of the Senior Credit Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien on the collateral securing the Senior Credit Facilities along with the Senior Credit Facilities), to (b) Consolidated EBITDA of the Issuer for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that the calculation thereof will be subject to Section 1.06.

“Total Revenues” means, at any time, the total revenues of the Issuer and its Restricted Subsidiaries on a consolidated basis for the most recently ended Test Period, calculated on a pro forma basis in respect of any test or covenant hereunder.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the execution and delivery of this Indenture (including any supplements thereto), the issuance of the Notes, the transactions contemplated by or in furtherance of the issuance of the Notes (including the use of proceeds thereof, including any refinancing Indebtedness).

“Treasury Rate” means, as of any Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the Redemption Date) of the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2023; provided, however, that if the period from the Redemption Date to October 1, 2023 is not equal to the constant maturity of a United States Treasury Security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)            any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided:

(1)            such designation complies with Section 4.07; and

(2)            each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default will have occurred and be continuing and the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) (the “Fixed Charge Coverage Test”).

Any such designation by the Issuer will be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)            the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment; by

(2)            the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable Refinancing will be disregarded.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that constitutes a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) is at the time owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.      Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)(2)
“Advance Offer”	4.10(d)
“Advance Portion”	4.10(d)
“Affiliate Transaction”	4.11(a)
“Applicable Premium Deficit”	8.04(1)
“Asset Sale Offer”	4.10(d)
“Authentication Order”	2.02
“Available Net Proceeds”	4.10(b)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Declined Excess Proceeds”	4.10(d)
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10(d)
“Foreign Disposition”	4.10(c)
“incur” and “incurrence”	4.09(a)
“LCT Election”	1.05
“LCT Test Date”	1.05
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Paying Agent”	2.03
“Purchase Date”	3.09(b)
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(c)
“Successor Company”	5.01(a)(1)(a)
“Successor Person”	5.01(b)(1)(A)
“Suspended Covenants”	4.16(a)
“Suspension Date”	4.16(a)
“Suspension Period”	4.16(c)
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07(b)(2)

SECTION 1.03.      Rules of Construction. Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)           the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;

(e)            words in the singular include the plural, and in the plural include the singular;

(f)            “will” shall be interpreted to express a command;

(g)           provisions apply to successive events and transactions;

(h)           references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)             unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k)           the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(l)            words used herein implying any gender shall apply to both genders;

(m)           in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(n)           the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

SECTION 1.04.      Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)            The ownership of Notes shall be proved by the Note Register.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)           Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)           The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

SECTION 1.05.      Limited Condition Transactions.

Notwithstanding anything to the contrary in this Indenture, when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any (or any type of) continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments).

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

SECTION 1.06.      Measuring Compliance.

Notwithstanding anything to the contrary in this Indenture (except as set forth in the proviso to Section 4.09(c)(1)), in the event any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (any of the foregoing in a single transaction or a series of substantially concurrent related transactions) meets the criteria of one or more than one categories (or subcategories within any category) of exceptions, thresholds or baskets under this Indenture (including within any defined terms), including any financial ratio based exceptions, thresholds or baskets (including the Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio), (1) the Issuer will, in its sole discretion, be entitled to divide and classify and later re-divide and reclassify on or more occasions (based on circumstances existing on the date of any such re-division and reclassification) any such item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action, in whole or in part, among one or more than one categories (or subcategories within any category) of exceptions, thresholds or baskets under this Indenture, and (2) availability and utilization of any category (or subcategories within any category) of financial ratio based exceptions, thresholds and baskets (i.e., incurrence-based exceptions, thresholds and baskets) shall first be calculated without giving effect to the amount or portion of any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action to be utilized under any other category (or subcategories within any category) of exceptions, thresholds and baskets (excluding financial ratio-based or incurrence-based baskets) (including all exceptions, thresholds and baskets based on fixed Dollar amounts or a percentage of Consolidated EBITDA or Total Assets) at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category (or subcategories within any category) of exceptions, thresholds and baskets that are not financial ratio based (including all exceptions, thresholds and baskets based on fixed Dollar amounts or a percentage of Consolidated EBITDA or Total Assets) shall be calculated. Each item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available categories (or subcategories within any category) of financial ratio based exceptions, thresholds and baskets (including the Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio) as set forth above prior to any other category (or subcategories within any category) of exceptions, thresholds and baskets.

If any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any portion of the foregoing) previously divided and classified (or re-divided and reclassified) as set forth above under any category (or subcategories within any category) of non-financial ratio based exceptions, thresholds or baskets could subsequently be re-divided and reclassified under a category (or subcategories within any category) of financial ratio based exceptions, thresholds or baskets (including the Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio), such re-division and reclassification shall be deemed to occur automatically and such item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any portion of the foregoing) shall cease to be deemed made or outstanding for purposes of any category (or subcategories within any category) of exceptions, thresholds and baskets that are not financial ratio based. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith (other than any Designated Revolving Commitments).

For purposes of the calculation of any financial ratio hereunder (including the Senior Secured Net Leverage Ratio or Total Net Leverage Ratio), in no event shall any cash proceeds of any new Indebtedness being incurred in connection with the calculation of such ratio definition be netted from the numerator in such ratio for purposes of determining whether such Indebtedness can be incurred, but pro forma effect shall otherwise be given to the use of such proceeds.

If any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (any of the foregoing in a single transaction or a series of substantially concurrent related transactions) is incurred, issued, taken or consummated in reliance on categories (or subcategories within any category) of exceptions, thresholds or baskets measured by reference to a percentage of Consolidated EBITDA or Total Assets, and any Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA or Total Assets if calculated based on the Consolidated EBITDA or Total Assets on a later date (including the date of any refinancing), such percentage of Consolidated EBITDA or Total Assets will not be deemed to be exceeded (and in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock, to the extent the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

Any reference in this Indenture to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Indenture (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Each reference in this Indenture with respect to the priority of Liens shall be determined without regard to the control of applicable remedies, in each case, unless otherwise expressly stated in this Indenture.

ARTICLE II

THE NOTES

SECTION 2.01.      Form and Dating; Terms.

(a)           General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b)           Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)       Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuer, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may, from time to time, be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)       Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture (or the applicable supplemental indenture), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer or an Advance Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer), subject to the Issuer’s right to issue Additional Notes of a different series as set forth in the next paragraph; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and that a separate CUSIP or ISIN will be issued for any Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

The Issuer may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes will constitute a different series of Notes from the Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes unless otherwise designated by the Issuer. The Issuer similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

(e)       Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

SECTION 2.02.     Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order (together with such other documents as may be required pursuant to this Indenture), authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03.      Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar”), (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder will be treated as the owner of a Note for all purposes. Only registered Holders will have rights under this Indenture and the Notes. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

SECTION 2.04.     Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary or the Trustee) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.     Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06.     Transfer and Exchange.

(a)       Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 90 days or (B) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the events in clauses (A) or (B) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clauses (A) or (B) above and pursuant to Section 2.06(b)(ii)(B) and (c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b) or (c) hereof.

(b)       Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)       Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A or another available exemption from the registration requirements of the Securities Act. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)       All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii)      Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)       if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)       if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A)       the Registrar receives the following:

(1)       if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)       if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)       Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)       Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (A) and (B) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)       if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)       if such beneficial interest is being transferred to a person reasonably believed to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)       if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)       if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E)       if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)       Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)      Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (A) of Section 2.06(a) hereof and if:

(A)       the Registrar receives the following:

(1)       if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)       if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)       Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (A) and (B) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)       Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)       Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)       if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)       if such Restricted Definitive Note is being transferred to a person reasonably believed to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)       if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)       if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E)       if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note and, in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)       Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)       the Registrar receives the following:

(1)       if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)       if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)     Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-paragraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)       Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)       Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)       if the transfer will be made to a person reasonably believed to be a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)       if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)       if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)       Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)       the Registrar receives the following:

(1)       if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)       if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)       Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)       Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)       Private Placement Legend.

(A)       Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

(B)       Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)       Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii)       Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(g)       Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)       General Provisions Relating to Transfers and Exchanges.

(i)         To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)        No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

(iii)       Neither the Issuer nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, an Advance Offer or other tender offer or offer to purchase.

(iv)       Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)       Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Notes Collateral Agent, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, the Notes Collateral Agent, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)      Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)     At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with Section 2.02.

(ix)       All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically (in “.pdf” or other format).

(x)        The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)       None of the Trustee, the Notes Collateral Agent or any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(xii)      In connection with any transfer or exchange, the Registrar, Transfer Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents (including any information or documents necessary for the Trustee to comply with any applicable tax reporting obligations, which information the Trustee may rely upon with no responsibility to verify or ensure the accuracy thereof).

SECTION 2.07.     Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or (y) if the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee shall charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.     Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.     Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Trustee Officer actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

SECTION 2.10.     Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11.      Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer at the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.      Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner, plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

Subject to this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.   CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

REDEMPTION

SECTION 3.01.   Notices to Trustee. If the Issuer elects to redeem the Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days (unless the Trustee agrees to a shorter period) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption, which will be selected by the Issuer in its discretion, subject to any limitations set forth herein (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02.   Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed or purchased at any time, the Trustee shall, upon prior written request of the Issuer, select the Notes to be redeemed or purchased (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) if the Notes are not listed on an exchange, on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason, by lot, and in any case in accordance with the Applicable Procedures to the extent applicable. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.   Notice of Redemption. The Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address (with a copy to the Trustee) or otherwise in accordance with Applicable Procedures to the extent applicable, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Section 3.03(i), Article VIII or Article XI hereof.

The notice shall identify the Notes to be redeemed and will state:

(a)       the Redemption Date;

(b)       the redemption price;

(c)       if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, upon request, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(d)       the name and address of the Paying Agent;

(e)       that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)       that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)       the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)       the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i)       if such redemption is subject to satisfaction of one or more conditions precedent, a description of such conditions and, if applicable, will state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the redemption notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. If any condition precedent has not been satisfied, the Issuer shall provide written notice to the Trustee prior to the close of business on the Business Day immediately prior to the Redemption Date (or such shorter period as may be acceptable to the Trustee). Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice. Upon receipt, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

The Issuer may redeem Notes pursuant to one or more of the Sections of this Indenture, and a single redemption notice may be delivered with respect to redemptions made pursuant to different Sections. Any such notice may provide that redemptions made pursuant to different Sections will have different Redemption Dates.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. If any Notes are listed on an exchange, and the rules of the exchange so require, the Issuer will notify the exchange of any such redemption and the principal amount of any Notes outstanding following any partial redemption of such Notes. In no event will the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of Notes eligible hereunder to be redeemed. Notes will remain outstanding until redeemed, notwithstanding that they have been called for redemption or are subject to a notice of redemption.

SECTION 3.04.   Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, Notes called for redemption shall become irrevocably due and payable on the Redemption Date at the redemption price, except as set forth in Section 3.03(i). The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date or the date of purchase, interest shall cease to accrue on Notes or portions of the Notes called for redemption.

SECTION 3.05.   Deposit of Redemption Price.

(a)       Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)       If the Issuer complies with Section 3.05(a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.   Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, upon request the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07.   Optional Redemption.

(a)       At any time prior to October 1, 2023, the Issuer may, at its option on one or more occasions, redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof at a redemption price (as calculated by the Issuer) equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)       At any time prior to October 1, 2023, the Issuer may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes (including the aggregate principal amount of Additional Notes) issued under this Indenture at a redemption price (as calculated by the Issuer) equal to the sum of (i) 104.750% of the principal amount thereof, with the aggregate principal amount so redeemed up to an amount equal to the aggregate gross proceeds from one or more Equity Offerings to the extent such aggregate gross proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (a) at least 50.0% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date the Issuer receives the proceeds of the applicable Equity Offering or contribution.

(c)       In connection with any tender offer or other offer to purchase, Change of Control Offer, Asset Sale Offer or Advance Offer for the Notes, if Holders of not less than 90.0% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer or other offer and the Issuer purchases, or any third party making such tender offer or other offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer to purchase (but in any event, not less than par), plus, to the extent not included in the tender offer or other offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(d)       Except pursuant to clause (a), (b) or (c) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to October 1, 2023.

(e)       On and after October 1, 2023, the Issuer may at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 1 in each of the years indicated below:

Year	Percentage
2023	102.375%
2024	101.188%
2025 and thereafter	100.00%

(f)       Any redemption pursuant to this Section 3.07 shall be made pursuant to Sections 3.01 through 3.06.

(g)       In addition to any redemption pursuant to this Section 3.07, the Issuer or its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, negotiated transaction or otherwise.

(h)       Any redemption, notice, tender offer or other offer to purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale, Investment, acquisition or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof.

SECTION 3.08.   Mandatory Redemption. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09.   Offers to Repurchase by Application of Excess Proceeds.

(a)       In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)       The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)       If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)       Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)       that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)       the Offer Amount, the purchase price and the Purchase Date;

(iii)       that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)       that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v)       that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and integral multiples of $1,000 in excess thereof;

(vi)       that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)       that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii)       that, if the aggregate principal amount (or accreted value, as applicable) of Notes and/or the Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee will select the Notes to be purchased in accordance with Section 3.02 and the Issuer will select such Pari Passu Indebtedness to be purchased pursuant to the terms of such Pari Passu Indebtedness; provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination; and

(ix)       that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)         On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered and not validly withdrawn.

(f)       The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g)       Prior to 11:00 a.m. (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

ARTICLE IV

COVENANTS

SECTION 4.01.   Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; and the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.   Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be made. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for the purpose of effecting service of legal process on the Issuer.

SECTION 4.03.   Reports and Other Information.

(a)       So long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders within 15 days after each of the periods set forth below:

(1)       within 90 days after the end of each fiscal year of the Issuer, annual reports containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K of the Issuer, or any successor or comparable form;

(2)       within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, quarterly reports containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q of the Issuer, or any successor or comparable form; and

(3)       promptly from time to time after the occurrence of an event required to be therein reported, such other reports containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K, in accordance with the requirements of such Form 8-K as of the Issue Date, subject to the exceptions noted below, under Items: 1.03 (Bankruptcy or Receivership); 2.01 (Completion of Acquisition or Disposition of Assets); 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement); 2.06 (Material Impairments); 4.01 (Changes in Registrant’s Certifying Accountant); 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review); 5.01 (Changes in Control of Registrant); 5.02(a)(1) (Resignation of Director due to Disagreement with Registrant); 5.02(c)(1) (Name and Position of Newly Appointed Officer and Date of Appointment); and 5.03(b) (Changes in Fiscal Year),

if the Issuer were required to file such reports;

provided, however, that

(A)       no such reports referenced under clause (3) above will be required to include as an exhibit or summary of terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries or any Parent Company) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries or any Parent Company);

(B)       in no event will such reports be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307, 308 and 308T of Regulation S-K promulgated by the SEC;

(C)       in no event will such reports be required to contain separate financial statements for the Issuer, the Guarantors or other Subsidiaries the shares of which may be pledged to secure the Notes or any Guarantee that would be required under (i) Section 3-09 of Regulation S-X or (ii) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC;

(D)       in no event will such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein;

(E)       no such reports referenced under clause (3) above will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole;

(F)       in no event will such reports be required to comply with Item 601 of Regulation S-K promulgated by the SEC (with respect to exhibits) or, with respect to reports referenced in clause (3) above, to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K, except for agreements evidencing material Indebtedness (excluding any schedules thereto);

(G)       trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from any disclosures; and

(H)       such information will not be required to contain any “segment reporting.”

(b)       The Issuer may satisfy its obligations in this Section 4.03 by furnishing financial or other information relating to any Parent Company; provided that if and so long as such Parent Company has Independent Assets or Operations, with respect to financial information, the same is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(c)       Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(3) hereof until 90 days after the date any report is due under this Section 4.03.

(d)       The Issuer will make available such information and such reports to the Trustee and any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any bona fide prospective investor in the Notes, any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided that the Issuer may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 4.03(d) to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Issuer and its Subsidiaries, or an affiliate of such a competitor (other than any affiliate that is a bona fide bank debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or investment vehicle engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course (and not organized primarily for the purpose of making equity investments)) to the extent that the Issuer determines in good faith that the provision of such information to such Person would be competitively harmful to the Issuer and its Subsidiaries; and provided further that such Holders, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein).

(e)       In addition, to the extent not satisfied by the reports required under this Section 4.03 or otherwise made publicly-available by the Issuer, the Issuer will furnish to Holders thereof and prospective investors in the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) (or any successor provision) of the Securities Act.

(f)       The Issuer will be deemed to have furnished the reports in Section 4.03(a) if the Issuer or any Parent Company has filed reports containing such information with the SEC.

(g)       To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto will be deemed to have been cured.

(h)       It is understood that the Trustee shall have no obligation whatsoever to determine whether or not such financial statements, auditors’ reports and other information, documents or reports have been posted on the Issuer’s website, on any online data system or filed with the SEC. The posting or delivery of any such financial statements, auditors’ reports and other reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other Person’s compliance with any of the covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

SECTION 4.04.   Compliance Certificate.

(a)       The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)       When any Default has occurred and is continuing under this Indenture, the Issuer shall, within thirty (30) days after a Responsible Officer of the Issuer becoming aware of such Default (unless such Default has been cured, waived or is otherwise no longer continuing), deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default.

SECTION 4.05.   Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

SECTION 4.06.   Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.   Limitation on Restricted Payments.

(a)       The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(I)       declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A)	dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; and

(B)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(II)       purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(III)       make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:

(A)	Indebtedness permitted under Sections 4.09(b)(7), (8) and (9); or

(B)	the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(IV)       make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless at the time of, after giving pro forma effect to, such Restricted Payment:

(1)       no Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2)       immediately after giving effect to any such Restricted Payment on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; and

(3)       such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the Fair Market Value of any non-cash amount) made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 4.07(b)(1) and (6)(C), but excluding all other clauses of Section 4.07(b)), is less than the sum of (without duplication):

(A)	50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on May 5, 2019 (the “Reference Date”) to the end of the most recently ended fiscal quarter for which internal financial statements are available (as determined in good faith by the Issuer) at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(B)	100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since the Reference Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a)) from the issue or sale of:

(i)         (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x)       Equity Interests to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, its Subsidiaries or any Parent Company after the Reference Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4); and

(y)       Designated Preferred Stock; and

(B)       Equity Interests of Parent Companies, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4)); or

(ii)       Indebtedness of the Issuer or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of the Issuer or any Parent Company;

provided, however, that this clause (3)(B) will not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 4.07(b)(2), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities or Indebtedness that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)	100.0% of the aggregate amount of cash, Cash Equivalents and the Fair Market Value of marketable securities or other property contributed to the capital of the Issuer (other than in the form of Disqualified Stock) following the Reference Date (including the Fair Market Value of any Indebtedness contributed to the Issuer or its Restricted Subsidiaries for cancellation) or that becomes part of the capital of the Issuer through consolidation, amalgamation or merger following the Reference Date, in each case not involving cash consideration payable by the Issuer (other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a), (Y) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (Z) Excluded Contributions); plus

(D)	100.0% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i)       the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns, profits, distributions and similar amounts received on Investments from, Permitted Investments or Restricted Investments made by the Issuer or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the first day of the quarter in which the Issue Date occurs (excluding any Excluded Contributions); or

(ii)       the sale (other than to the Issuer or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or Fair Market Value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the first day of the quarter in which the Issue Date occurs (excluding any Excluded Contributions); plus

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or Fair Market Value; plus

(F)	100.0% of the aggregate amount of Declined Excess Proceeds.

(b)       Section 4.07(a) will not prohibit:

(1)       the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2)       (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Issuer or any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (ii) Subordinated Indebtedness, in each case, made in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Issuer or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Issuer) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 4.07(b)(6)(A) or (B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)       the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (a) Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor or Disqualified Stock of the Issuer or a Subsidiary Guarantor, (b) Disqualified Stock of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, Disqualified Stock or Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor, (c) Disqualified Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 and (d) any Subordinated Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(4)       a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Issuer or any Parent Company held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any Parent Company in connection with any such repurchase, retirement or other acquisition); provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $60.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year under this clause (4) may be increased by an amount not to exceed:

(A)       the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(3); plus

(B)       the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Issuer or any Parent Company pursuant to any compensation arrangement, including any stock options and any deferred compensation plan; plus

(C)       the cash proceeds of life insurance policies received by the Issuer or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Issuer (other than in the form of Disqualified Stock)); minus

(D)       the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (4);

and provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by Sections 4.07(b)(4)(A), (B) and (C) in any calendar year and provided further that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any Parent Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(6)           (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Issuer or any Restricted Subsidiary after the Issue Date;

(B)           the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after the Issue Date; provided that the amount of dividends and distributions paid pursuant to this clause (B) will not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C)           the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided that in the case of each of clauses (A), (B) and (C) of this clause (6), for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)           (a) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer or any Restricted Subsidiary or any Parent Company, (b) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any Parent Company or any Restricted Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(8)           the declaration and payment of dividends on the Issuer’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such Parent Company’s common equity) in an amount not to exceed an aggregate amount per annum not to exceed 6.0% of Market Capitalization;

(9)           Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;

(10)         Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed (as of the date any such Restricted Payment is made) the greater of (a) $200.0 million and (b) 31.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); provided that if this clause (10) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (10) will be the amount of such Restricted Investment under this clause (10) after giving effect to any reclassifications at any time outstanding (i.e., in the case of any Restricted Investments made in reliance on this clause (10) to the extent not reclassified, net of all returns, profits, dividends and distributions and similar amounts received on account of such Restricted Investments) (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(11)         distributions or payments of Securitization Fees;

(12)         the repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those of Sections 4.10 and 4.14; provided that (i) at or prior to such repurchase, redemption, defeasance, acquisition or retirement, the Issuer (or a third person permitted by this Indenture) shall have made any required Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, and (ii) all Notes validly tendered and not validly withdrawn by Holders in any such Change of Control Offer or Asset Sale Offer, as applicable, shall have been repurchased, redeemed, acquired or retired for value;

(13)         the declaration and payment of dividends or distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, the Issuer or any Parent Company in amounts required for any Parent Company to pay, in each case without duplication:

(A)           franchise, excise and similar taxes, other fees, taxes and expenses required to maintain their corporate or other legal existence;

(B)            federal, state, provincial, municipal and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the excess (if any) of (I) the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of federal, state, provincial, municipal and local income taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any Parent Company over (II) the aggregate federal, state, provincial, municipal and local income taxes paid by the Issuer and its Restricted Subsidiaries;

(C)            salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company and any payroll, social security or similar taxes thereof;

(D)            general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;

(E)            fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);

(F)            amounts paid for the benefit of, or directly by, the Issuer or its Restricted Subsidiaries to the extent such payments could have been made by the Issuer or any of its Restricted Subsidiaries because such payments either (i) would not otherwise be Restricted Payments or (ii) would be permitted under Section 4.11 (other than Section 4.11(b)(2)(a)); and

(G)            to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 4.07 if made by the Issuer; provided that (A) such Restricted Payment must be made within 90 days of the closing of such Investment, acquisition or investment, (B) such Parent Company must, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, acquisition or investment, (C) such Parent Company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receive no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Issuer may not increase amounts available for Restricted Payments pursuant to Section 4.07(a)(3) and (E) to the extent constituting an Investment, such Investment will be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to Section 4.07(b)(9)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(14)         the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);

(15)         cash payments or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer, any of its Restricted Subsidiaries or any Parent Company;

(16)         Restricted Payments; provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 3.75 to 1.00;

(17)         the payment of dividends and other distributions in an amount equal to any reduction in taxes actually realized by the Issuer and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (i) transaction fees and expenses, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses, in each case in connection with the Previous Transactions or the Transactions;

(18)         payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture;

(19)         the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness, (a) the proceeds of which have been permanently contributed to the Issuer or any Restricted Subsidiary or (b) that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred in accordance with this Indenture; provided that, in the case of clause (a), the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Issuer for the incurrence of such Indebtedness;

(20)         the making of cash payments in connection with any conversion of Convertible Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Issuer or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(21)         any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Issuer’s common equity upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common equity upon any early termination thereof; and

(22)         the refinancing of any Subordinated Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness;

provided that at the time of, and after giving effect to, any Restricted Payment set forth in clauses (I), (II) or (III) of the definition thereof permitted under Sections 4.07(b)(10), (14), (16) and (17), no Event of Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of Sections 4.07(b)(7) and (13), taxes will include all interest and penalties with respect thereto and all additions thereto.

(c)            Neither the Issuer nor any Restricted Subsidiary will directly or indirectly (including by designating a Restricted Subsidiary as an Unrestricted Subsidiary) transfer the ownership of any intellectual property that the Issuer determines in good faith to be material to the Issuer and its Restricted Subsidiaries taken as a whole (“Material Intellectual Property”) to an Unrestricted Subsidiary except to the extent such Material Intellectual Property is related to the anticipated business activities to be conducted by such Unrestricted Subsidiary (as determined by the Issuer in good faith).

(d)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date the Restricted Payment is made, or at the Issuer’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(e)           As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this Section 4.07 or if an Investment would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

SECTION 4.08.      Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)            The Issuer will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)           (A) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B)           pay any Indebtedness owed to the Issuer or to any Restricted Subsidiary that is a Guarantor;

(2)           make loans or advances to the Issuer or to any Restricted Subsidiary that is a Guarantor; or

(3)           sell, lease or transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary that is a Guarantor;

provided that dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b)           The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities, the Existing Senior Notes and the related documentation and Hedging Obligations and the related documentation;

(2)           this Indenture, the Notes, the guarantees thereof, the Intercreditor Agreements and the Security Documents;

(3)           Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(6)           contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(7)           Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 that limit the right of the debtor to dispose of assets or incur Liens;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Permitted Liens;

(9)           provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;

(10)         provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members entered into in the ordinary course of business or consistent with industry practice;

(11)         customary provisions contained in leases, subleases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(12)         restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Qualified Securitization Facility;

(13)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(14)         customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary;

(15)         customary provisions restricting assignment of any agreement;

(16)         restrictions arising in connection with cash or other deposits permitted under Section 4.12;

(17)         any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09 entered into after the Issue Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Issuer or any Restricted Subsidiary than (A) the restrictions contained in this Indenture or the Senior Credit Facilities as of the Issue Date or (B) those encumbrances and other restrictions that are in effect on the Issue Date with respect to the Issuer or that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (ii) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer;

(18)         (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4) and any permitted refinancing in respect thereof, and (ii) agreements entered into in connection with a Sale and Lease-Back Transaction entered into in the ordinary course of business or consistent with industry practice;

(19)         customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(20)         any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(21)         any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (20) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(22)         any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(23)         applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 4.09 is incurred or issued.

SECTION 4.09.      Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become directly or indirectly, liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if, on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period, the Fixed Charge Coverage Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would have been at least 2.00 to 1.00; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors under this Section 4.09(a) shall not exceed at any one time outstanding, in the aggregate, (together with all Indebtedness incurred under clause (22) below by Restricted Subsidiaries of the Issuer that are not Guarantors) the greater of (x) $300.0 million and (y) 47.0% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis).

(b)           Section 4.09(a) will not apply to:

(1)           the incurrence of Indebtedness (including letters of credit or bankers’ acceptances issued or created thereunder) pursuant to any Credit Facility (including, without limitation, any Senior Credit Facility) in an aggregate outstanding principal amount not to exceed the sum of:

(A)          the greater of (i) $1,050.0 million and (ii) the Borrowing Base as of, at the option of the Issuer at any time and from time to time, the applicable date of determination, the Issue Date, the date of execution of the documentation governing such Indebtedness or the date of the incurrence of such Indebtedness or, in the case of any Limited Condition Transaction, the date of execution of the commitment letter in respect of such Indebtedness and measured on a pro forma basis after giving effect to any increase in the Borrowing Base that will result from such acquisition; plus

(B)           $1,670.0 million; plus

(C)           the greater of (i) $650.0 million and (ii) 100.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis) at the time of such incurrence; plus

(D)           unlimited amounts, so long as in the case of this clause (1)(D) only, after giving pro forma effect thereto, the Senior Secured Net Leverage Ratio as of the most recently ended Test Period shall be no greater than 3.25 to 1.00 (provided that for purposes of determining the amount that may be incurred under this clause (1)(D), any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the Senior Secured Net Leverage Ratio for purposes of calculating the Senior Secured Net Leverage Ratio under this clause (1)(D) for purposes of determining whether such Indebtedness can be incurred);

provided that any Indebtedness incurred under this Section 4.09(b)(1) may be extended, replaced, refunded, refinanced, renewed or defeased (including through successive extensions, replacements, refundings, refinancings, renewals and defeasances) with new Indebtedness so long as the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the sum of (x) the principal amount (or accreted value, if applicable) of the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased (including an amount equal to any unutilized commitments being refinanced to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness to the extent the unutilized commitment being refinanced could be drawn in compliance with this Section 4.09 immediately prior to such refinancing), plus (y) any accrued and unpaid interest on the Indebtedness being refinanced, plus (z) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the incurrence of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness; provided further that for purposes of determining the amount that may be incurred under this clause (1), all Indebtedness incurred under clause (1)(D) shall be deemed to be included in clause (a) of the definition of “Senior Secured Net Leverage Ratio”;

(2)           the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by the Notes and related Guarantees (but excluding any Additional Notes issued after the Issue Date);

(3)           the incurrence of Indebtedness by the Issuer and any Restricted Subsidiary that is (a) represented by the Existing Senior Notes (other than any “Additional Notes” issued under the Existing Senior Notes Indenture) or (b) otherwise outstanding on the Issue Date (excluding, for the avoidance of doubt, Indebtedness incurred under Sections 4.09(b)(1) and (2));

(4)           (x)(a) the incurrence of Attributable Indebtedness and (b) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4) at such time, not to exceed (as of the date such Indebtedness, Disqualified Stock and/or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i) $200.0 million and (ii) 31.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) and (y) any Refinancing Indebtedness in respect thereof;

(5)           Indebtedness incurred by the Issuer or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Indenture, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(6)           the incurrence of Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)           the incurrence of Indebtedness by the Issuer and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of the Issuer to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this Section 4.09(b)(7);

(8)           the incurrence of Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided that any such Indebtedness for borrowed money incurred by a Subsidiary Guarantor and owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this Section 4.09(b)(8);

(9)           the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this Section 4.09(b)(9);

(10)         the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)         the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(12)         (a) the incurrence of Indebtedness or issuance of Disqualified Stock of the Issuer and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since December 19, 2013 from the issue or sale of Equity Interests of the Issuer and the Subsidiary Guarantors or contributions to the capital of the Issuer and the Subsidiary Guarantors including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any Restricted Subsidiary) as determined in accordance with Sections 4.07(a)(3)(B) and (3)(C) (determined, solely for purposes of this clause (12)(a), as if the “Reference Date” were December 19, 2013) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof); and

(b) (x) the incurrence of Indebtedness or issuance of Disqualified Stock of the Issuer and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b) does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (i) the greater of (x) $325.0 million and (y) 50.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (x) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock; and (y) any Refinancing Indebtedness in respect thereof;

(13)         the incurrence or issuance by the Issuer of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to refund, refinance, extend, replace, renew or defease (collectively, “refinance” with “refinances,” “refinanced,” and “refinancing” having a correlative meaning) any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) and Sections 4.09(b)(2), (3) and (12)(a), this Section 4.09(b)(13) and Sections 4.09(b)(14) and (28) or any successive Refinancing Indebtedness with respect to any of the foregoing;

(14)         the incurrence or issuance of:

(a) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or investment (or other purchase of assets); or

(b) Indebtedness, Disqualified Stock or Preferred Stock (x) of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture or (y) that is assumed by the Issuer or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets); provided that any such incurrence of Indebtedness, Disqualified Stock or Preferred Stock shall not exceed, after giving effect to such acquisition, investment, merger, amalgamation, consolidation or designation, at the time of incurrence thereof a principal amount then outstanding equal to the sum of (A) the greater of (i) $300.0 million and (ii) 47.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis) at the time of such incurrence and (B) an unlimited amount, so long as after giving effect to such acquisition, investment, merger, amalgamation or consolidation as described in this clause (B), on a pro forma basis:

(i)             the Fixed Charge Coverage Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (i)) would have been at least 2.00 to 1.00 (determined, for the avoidance of doubt, on a pro forma basis (including a pro forma application of the net proceeds therefrom));

(ii)            the Fixed Charge Coverage Ratio of the Issuer for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (ii)) would be no less than the Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, in each case, determined, for the avoidance of doubt, on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(iii)           in the case of secured Indebtedness, the Issuer’s Senior Secured Net Leverage Ratio would be no greater than 3.25 to 1.00; or

(iv)          (a) in the case of unsecured Indebtedness, Disqualified Stock or Preferred Stock, the Total Net Leverage Ratio of the Issuer for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (iv)(a)) would be no greater than the Total Net Leverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock or (b) in the case of secured Indebtedness, the Senior Secured Net Leverage Ratio of the Issuer for the Test Period preceding the date on which such additional Indebtedness is incurred (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (iv)(b)) would be no greater than the Senior Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Indebtedness (in the case of each of (a) and (b), for the avoidance of doubt, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period);

(15)         the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(16)         the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17)         (a) the incurrence of any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligation incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture, or (b) any co-issuance by the Issuer or any Restricted Subsidiary of any Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary was permitted under the terms of this Indenture;

(18)         the incurrence of Indebtedness issued by the Issuer or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Company to the extent described in Section 4.07(b)(4);

(19)         the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (b) Indebtedness in respect of Bank Products and Cash Management Services, including Cash Management Obligations;

(20)         Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s length commercial terms;

(21)         the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(22)         (x) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Issuer that are not Guarantors in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (22) does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained), together with all Indebtedness incurred under the last proviso to Section 4.09(a), the greater of (a) $300.0 million and (b) 47.0% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis); and (y) any Refinancing Indebtedness in respect thereof;

(23)         the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Issuer, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(24)         the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(25)         guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(26)         the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(27)         the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Issuer or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(28)         the incurrence or issuance of Indebtedness (including Acquired Indebtedness or Disqualified Stock) by the Issuer or the incurrence or issuance of Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock by any Restricted Subsidiary (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (28)), so long as, after giving pro forma effect thereto and the application of the net proceeds therefrom, the Issuer’s Senior Secured Net Leverage Ratio would be no greater than 3.25 to 1.00; provided that for purposes of determining the amount that may be incurred under this clause (28), all Indebtedness incurred under this clause (28) shall be deemed to be included in clause (a) of the definition of “Senior Secured Net Leverage Ratio”;

(29)         (x) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Issuer that are not Guarantors to fund working capital requirements in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (29), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (a) $50.0 million and (b) 7.75% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); and (y) any Refinancing Indebtedness in respect thereof;

(30)         Qualified Securitization Facilities; and

(31)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (30) of this Section 4.09(b).

(c)       For purposes of determining compliance with this Section 4.09:

(1)       in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (31) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in such of the above clauses or under Section 4.09(a) as determined by the Issuer at such time; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will, at all times, be treated as incurred on the Issue Date under Section 4.09(b)(1) and may not be reclassified;

(2)       the Issuer is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(a) and Section 4.09(b), subject to the proviso to Section 4.09(c)(1);

(3)       the principal amount of Indebtedness outstanding under any clause of this Section 4.09 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and

(4)       guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 4.09.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to Sections 4.09(b)(1), (2), (3), (4), (12), (13), (14), (22), (28) and (29) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (including an amount equal to any unutilized commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness and to the extent the unutilized commitment being refinanced could be drawn in compliance with this Section 4.09 immediately prior to such refinancing).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower U.S. dollar equivalent)); provided that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (1) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (2) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (3) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (including an amount equal to any unutilized commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness and to the extent the unutilized commitment being refinanced could be drawn in compliance with this Section 4.09 immediately prior to such refinancing).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is contractually subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

For purposes of this Indenture, (1) unsecured Indebtedness will not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness will not be deemed to be subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors and (3) Secured Indebtedness will not be deemed to be subordinated or junior to any other Secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

SECTION 4.10.    Asset Sales.

(a)       The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(1)       the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)       except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this Section 4.10(a)(2):

(A)       any liabilities (as shown on the Issuer’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or a Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantor’s Guarantee of the Notes, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or a Restricted Subsidiary (other than any Restricted Subsidiary subject to such Asset Sale));

(B)       any securities, notes or other obligations or assets received by the Issuer or a Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Issuer or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C)       any Designated Non-Cash Consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured, at the Issuer’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value;

(D)       Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or a Restricted Subsidiary), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and

(E)       any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 4.10(b)(2).

(b)       Within 450 days after the receipt of any Net Proceeds of any Asset Sale of assets that constitute Term Priority Collateral (such Net Proceeds, the “Available Net Proceeds”), the Issuer or a Restricted Subsidiary, at its option, may apply an amount equal to the Available Net Proceeds from such Asset Sale:

(1)                to repay Pari Passu Indebtedness or Indebtedness constituting Obligations in respect of the Notes (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that if the Issuer or any Restricted Subsidiary will so repay any such Pari Passu Indebtedness, the Issuer will seek to reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes under Section 3.07, (ii) purchasing Notes through open-market purchases, at a price equal to (or higher than) 100.0% of the principal amount thereof, or (iii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a pro rata basis with such Pari Passu Indebtedness for no less than 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased to the date of repurchase; provided, that (X) if an offer to purchase any Notes or Pari Passu Indebtedness is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Notes or Pari Passu Indebtedness, and no Available Net Proceeds in the amount of such offer will be deemed to exist for purposes of determining Excess Proceeds following such offer and (Y) if the holder of any Indebtedness constituting Pari Passu Obligations declines the repayment of such Indebtedness constituting Pari Passu Obligations owed to it from such Available Net Proceeds, such amount will be deemed repaid to the extent of the declined Available Net Proceeds (provided that any such declined amounts under this sub-clause (B), together with any offered amounts not accepted for purchase pursuant to sub-clause (A) above (collectively, “Declined Amounts”) shall constitute Declined Excess Proceeds);

(2)                to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures, (c) other expenditures made in connection with the construction or development of facilities operated or to be operated by the Issuer or a Restricted Subsidiary, (d) acquisitions of properties (including fee and leasehold interests) or (e) acquisitions of other assets, other than securities, in the case of clauses (a), (d) and this clause (e), either (i) that are or will be used or useful in a Similar Business or (ii) that replace, in whole or in part, the properties or assets that are the subject of such Asset Sale; provided that in the case of this clause (2), a binding commitment or a binding letter of intent will be treated as a permitted application of the Available Net Proceeds from the date of such commitment or binding letter of intent so long as the Issuer or a Restricted Subsidiary enters into such commitment or binding letter of intent with the good faith expectation that such Available Net Proceeds will be applied to satisfy such commitment or binding letter of intent within 180 days of such commitment or binding letter of intent (or, if later, 450 days after the receipt of such Available Net Proceeds) (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Available Net Proceeds are applied in connection therewith, then such Available Net Proceeds will constitute Excess Proceeds (as defined below); or

(3)                any combination of the foregoing.

(c)       Notwithstanding the foregoing, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, the amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, an amount equal to such Net Proceeds permitted to be repatriated will be applied (whether or not repatriation actually occurs) in compliance with this covenant (net of any additional taxes that are or would be payable or reserved against as a result thereof) and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition could have a material adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, where by doing so the Issuer, any Restricted Subsidiary or any of their Affiliates would incur a material tax liability, including a material tax dividend, material deemed dividend pursuant to Code Section 956 or material withholding tax), the amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this covenant so long, but only so long, as the Issuer determines that such repatriation could have a material adverse tax consequence; provided that if on the second anniversary of the receipt of such Net Proceeds the Issuer determines that such repatriation would continue to have a material adverse tax consequence, then the Issuer will have no obligation to apply such Net Proceeds in accordance with this covenant.

(d)       The amount equal to the Available Net Proceeds from Asset Sales of Term Priority Collateral that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such other Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes (that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess of $2,000) and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 (or, in respect of such Pari Passu Indebtedness, the agreement or instrument governing the terms thereof). The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within thirty days after the date that the amount of Excess Proceeds exceeds $100.0 million by mailing or electronically delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee, or otherwise in accordance with Applicable Procedures to the extent applicable. The Issuer may satisfy the foregoing obligations with respect to any Available Net Proceeds from an Asset Sale by making an offer to purchase Notes with respect to the amount of all or part of the Available Net Proceeds (the “Advance Portion”) prior to the expiration of the relevant 450 days (or such longer period provided above) with respect to the amount of all or a part of the available Excess Proceeds in advance of being required to do so by this Indenture (the “Advance Offer”).

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered, redeemed, prepaid or repaid pursuant to an Asset Sale Offer is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Issuer and its Restricted Subsidiaries may use any such remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), together with any Declined Amounts, in any manner not prohibited by this Indenture (any such remaining Excess Proceeds and Advance Portion amount, together with any Declined Amounts, collectively, “Declined Excess Proceeds”). If the aggregate principal amount (or accreted value, as applicable) of Notes and/or the Pari Passu Indebtedness tendered in an Asset Sale Offer exceeds the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Trustee will select the Notes to be purchased in the manner described under Section 3.02 and the Issuer will select such Pari Passu Indebtedness to be purchased pursuant to the terms of such Pari Passu Indebtedness; provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, for purposes of this provision the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the Asset Sale Offer or Advance Offer will be reset to zero (regardless of whether there are any remaining Excess Proceeds (or Advance Portion) upon such completion). An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Security Documents, any Intercreditor Agreement, Notes and/or Guarantees (but the Asset Sale Offer or Advance Offer may not condition tenders on the delivery of such consents).

(e)       Pending the final application of the amount of any Available Net Proceeds pursuant to this Section 4.10, such amount of Available Net Proceeds may be applied to temporarily reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Credit Facilities, or otherwise invested or applied in any manner not prohibited by this Indenture.

(f)       For the purposes of this Section 4.10, (a) any Asset Sale by the Issuer or a Restricted Subsidiary of the Equity Interests issued by a Restricted Subsidiary that owns assets constituting Term Priority Collateral shall be deemed to be a sale of such Term Priority Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of assets that constitute Term Priority Collateral and assets that do not constitute Term Priority Collateral (including, without limitation, ABL Priority Collateral) (“Non-Term Priority Collateral Assets”), a separate sale of each of such Term Priority Collateral and Non-Term Priority Collateral Assets) and (b) in the event of any such sale (or a sale of assets that includes any combination of Term Priority Collateral and Non-Term Priority Collateral Assets), the proceeds received by the Issuer and the Restricted Subsidiaries in respect of such sale shall be allocated to the Term Priority Collateral and the Non-Term Priority Collateral Assets in accordance with their respective fair market values.

(g)       The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(h)       The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

SECTION 4.11.    Transactions with Affiliates.

(a)       The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)       such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiaries than those that would have been obtained at such time in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person other than an Affiliate of the Issuer on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(2)       with respect to any Affiliate Transaction or series of related Affiliate Transactions requiring aggregate payments or consideration in excess of $75.0 million, the Issuer delivers to the Trustee a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 4.11(a)(1).

(b)       Section 4.11(a) will not apply to the following:

(1)       (a)         transactions between or among the Issuer and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of the Issuer and any Parent Company; provided that such merger, consolidation or amalgamation of the Issuer is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2)       (a)         Restricted Payments permitted by Section 4.07 hereof (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payment permitted by Section 4.07(b)(13)(F)), (b) any “Permitted Investments” or any acquisition otherwise permitted by this Indenture and (c) Indebtedness permitted by Section 4.09;

(3)       (a)         the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors, (b) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, members of management, managers, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer or any of its Subsidiaries or any Parent Company, or guarantees in respect thereof, (c) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, members of management, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries or of any Parent Company and (d) any collective bargaining agreements, compensatory (including profit sharing) arrangements, employment agreements, severance arrangements, stock option plans, benefit plans or arrangements, any health, disability or similar insurance plan and other similar arrangements that cover current, former or future officers, directors, employees, managers, members of management, consultants and independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer or any of its Subsidiaries or any Parent Company;

(4)       the issuance, sale or grant of securities or other payment, award or grant in cash, securities or otherwise pursuant to, or the funding of fees and compensation paid to, and indemnities and reimbursements of employment and severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with or provided to, or on behalf of, or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any Parent Company or any Restricted Subsidiary;

(5)       transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer on an arm’s-length basis;

(6)       the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)       the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equity holder agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto and similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Issue Date will only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole (as compared to the original agreement or arrangement in effect on the Issue Date);

(8)       transactions with customers, clients, suppliers, contractors, joint ventures, joint venture partners or purchasers or sellers of goods, equipment or services, or transactions otherwise relating to the purchase or sale of goods, equipment or services, in each case in the ordinary course of business or consistent with industry practice and that are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)       the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Issuer;

(10)      sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(11)       payments by the Issuer or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(12)       payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Issuer, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Issuer in good faith;

(13)       (a) investments by Affiliates in securities or Indebtedness of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of the Issuer or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(14)       payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(15)       payments by the Issuer (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any Parent Company) and its Subsidiaries; provided that in each case the amount of such payments by the Issuer and its Subsidiaries are permitted under Section 4.07(b)(13);

(16)       any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, and transactions pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Issuer in good faith;

(17)       intellectual property licenses in the ordinary course of business or consistent with industry practice;

(18)       the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Issuer or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Issue Date;

(19)       transactions permitted by, and complying with, Section 5.01 solely for the purpose of (a) forming a holding company or (b) reincorporating the Issuer in a new jurisdiction;

(20)       transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(21)       (a) transactions with a Person that is an Affiliate of the Issuer (other than an Unrestricted Subsidiary) solely because the Issuer or any Restricted Subsidiary owns Equity Interests in, or otherwise controls, such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Issuer, any Restricted Subsidiary or any Parent Company;

(22)       (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Issuer or a Parent Company; and

(23)       payments on the Notes in accordance with this Indenture and payments of Obligations under the Credit Facilities and payments in respect of Obligations under other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of the Issuer in compliance with this Indenture.

SECTION 4.12.    Liens. The Issuer will not, and will not permit any Subsidiary Guarantor to, create, incur or assume any Lien that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)       in the case of Liens on any Collateral, such Lien is a Permitted Lien; or

(2)       in the case of Liens on any other asset not constituting Collateral either (i) the Notes and related Guarantees are equally and ratably secured by a Lien (or on a senior basis if such Lien secures Subordinated Indebtedness) on such property, assets or proceeds with such Liens or (ii) such Lien is a Permitted Lien.

For purposes of determining compliance with this Section 4.12, for the avoidance of doubt, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clause (2) of this Section 4.12.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

In each case, at the request of the Issuer, with respect to any Liens securing (x) Pari Passu Indebtedness, the Trustee and Notes Collateral Agent shall enter into the Pari Passu Intercreditor Agreement or any amendment or supplement thereto, (y) with respect to any Senior ABL Credit Facility, the ABL Intercreditor Agreement or any amendment or supplement thereto and (z) Junior Secured Obligations, the Trustee and Notes Collateral Agent shall enter into a Junior Lien Intercreditor Agreement or any amendment or supplement thereto.

SECTION 4.13.    Company Existence. Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence, and the corporate, partnership or other organizational existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other organizational existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14.    Offer to Repurchase Upon Change of Control.

(a)       If a Change of Control occurs, unless the Issuer has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Article XII, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date prior to such repurchase.

Within 60 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder at such Holder’s registered address or otherwise in accordance with the Applicable Procedures to the extent applicable, with the following information:

(1)       a Change of Control Offer is being made pursuant to this Section 4.14 and all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)       the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

(3)       any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)       unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)       Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice or otherwise in accordance with the Applicable Procedures to the extent applicable, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)       Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter or other notice in accordance with the Applicable Procedures to the extent applicable setting forth the name of the Holder, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)       Holders whose Notes are being purchased only in part will be issued new Notes, and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)       if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or such purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the purchase price and performance of the Issuer’s obligations with respect to such purchase may be performed by another Person; and

(9)       the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(b)       On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1)       accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)       deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof validly tendered and not validly withdrawn; and

(3)       deliver, or cause to be delivered, to the Trustee (a) an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and (b) at the Issuer’s option, the Notes so accepted for cancellation.

(c)       The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer.

(d)       A Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)       A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents).

(f)       Upon consummation of any Change of Control Offer, the Notes are subject to redemption as set forth in Section 3.07.

(g)       The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Issuer to make an offer to repurchase the Notes as described above. In light of the foregoing, any determination of “substantially all” shall be made by the Issuer in good faith.

(h)       The Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 4.15.    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiary guarantees Indebtedness under any Senior Credit Facilities), other than a Subsidiary Guarantor or an Excluded Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any Guarantor under any Senior Credit Facilities incurred under Section 4.09(b)(1), unless:

(1)       such Restricted Subsidiary within 60 days of becoming a guarantor under such Senior Credit Facilities executes and delivers a supplemental indenture to this Indenture substantially in the form of Exhibit D providing for a Guarantee by such Restricted Subsidiary and joinders to the Security Documents or new Security Documents, together with any other filings and agreements required by such Security Documents within the time limits set forth in this Indenture to create or perfect the security interests for the benefit of the Notes Collateral Agent, the Trustee and the Holders of Notes in the assets of such Restricted Subsidiary, in each case, solely to the same extent as required under the Senior Credit Facilities (including after giving effect to any amendment, waiver or consent), subject to the terms of the Intercreditor Agreements, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness will be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2)       such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 will not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided, further, that if the Issuer elects to cause any Restricted Subsidiary organized in Canada to guarantee the Senior Credit Facilities, it will cause such Subsidiary to become a Subsidiary Guarantor and will comply with clauses (1) and (2) of this Section 4.15. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary will not be required to comply with clause (1) or (2) of this Section 4.15 and such Guarantee may be released at any time in the Issuer’s sole discretion.

Each Guarantee will also be released in accordance with Section 10.06.

SECTION 4.16.    Suspension of Covenants.

(a)       During any period of time that (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), and the Issuer and the Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, Section 5.01(a)(1)(d) and 5.01(b) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b)       During a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c)       In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes no longer have an Investment Grade Rating from both Rating Agencies, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Available Net Proceeds will be reset to zero for purposes of Section 4.10.

(d)       In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any Restricted Subsidiary or events occurring prior to such reinstatement with respect to any of the Suspended Covenants will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that

(1)       with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period;

(2)       all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3);

(3)       any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to be permitted pursuant to Section 4.11(b)(6);

(4)       any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Subsidiary Guarantor to take any action described in Section 4.08(a) that becomes effective during any Suspension Period will be deemed to be permitted pursuant to Section 4.08(b)(1); and

(5)       no Subsidiary of the Issuer will be required to comply with Section 4.15 after the Reversion Date with respect to any guarantee entered into by such Subsidiary during any Suspension Period, other than with respect to any guarantee of any Indebtedness of the Issuer or any Subsidiary Guarantor under any Senior Credit Facilities in effect on the Reversion Date;

(6)       all Liens permitted to be created, incurred or assumed during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (10) of the definition of “Permitted Liens”; and

(7)       all Investments made during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as Permitted Investments permitted under clause (5) of the definition of “Permitted Investments.”

(e)       Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (i) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Restricted Subsidiaries will bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, based on any action taken or event that occurred during the Suspension Period) and (ii) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period (that were permitted to be entered into at such time) and to consummate any transactions contemplated thereby.

(f)       The Issuer shall deliver to the Trustee an Officer’s Certificate notifying it of a Covenant Suspension Event, Suspension Date or Reversion Date. The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) determine whether a Covenant Suspension Event, Suspension Date or Reversion Date has occurred, (iii) notify Holders of any of the foregoing or (iv) determine the consequences thereof, but may provide a copy of such Officer’s Certificate to any Holder upon request.

SECTION 4.17.    After-Acquired Collateral.

(a)       From and after the Issue Date, subject to Permitted Liens and the exceptions and limitations set forth in Article XI, the Security Documents and/or the Intercreditor Agreements, if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Term Priority Collateral to secure any Pari Passu Indebtedness (subject to Permitted Liens and Excluded Assets), it shall concurrently grant a first-priority security interest upon such property as security for the Notes and the other Obligations under this Indenture, except for (x) any Excluded Assets, (y) assets not required to be Collateral pursuant to this Indenture or the Security Documents and (z) assets not pledged, or required to be pledged (including pursuant to any amendment, waiver or consent), to secure the obligations of the Issuer and the Guarantors under the Senior Credit Facilities.

(b)       From and after the Issue Date, subject to Permitted Liens and the exceptions and limitations set forth in Section Article XI, the Security Documents and/or the Intercreditor Agreements, if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute ABL Priority Collateral to secure any ABL Obligations, it shall concurrently grant a second-priority security interest (subject to Permitted Liens and Excluded Assets) upon such property as security for the Notes and the other Obligations under this Indenture, except for (x) any Excluded Assets, (y) assets not required to be Collateral pursuant to this Indenture or the Security Documents and (z) assets not pledged, or required to be pledged (including pursuant to any amendment, waiver or consent), to secure the obligations of the Issuer and the Guarantors under the Senior Credit Facilities.

(c)       The Issuer shall cause each Restricted Subsidiary upon execution and delivery to the Trustee and the Notes Collateral Agent of a supplemental indenture substantially in the form of Exhibit D hereto to become a party to or acknowledge the Intercreditor Agreements, as applicable and to become a party to the Security Documents, as applicable.

(d)       Notwithstanding anything to the contrary, Opinions of Counsel will not be required in connection with (x) the addition of new or additional Guarantors, except to the extent required under the Senior Credit Facilities or (y) the Issuer or any Guarantor subjecting any after-acquired Collateral other than Material Owned Real Property (including any assets of new or additional Guarantors) to the Liens created under the Security Documents, in each case, occurring after the Issue Date.

ARTICLE V

SUCCESSORS

SECTION 5.01.     Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a)       The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to any Person unless:

(1)           (a)        the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(b)       the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures, Security Documents or other customary documents or instruments;

(c)       immediately after such transaction, no Default exists;

(d)       immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the most recently ended Test Period, either:

(i)       the Issuer (or Successor Company, as applicable) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(ii)       the Fixed Charge Coverage Ratio for the Issuer (or Successor Company, as applicable) would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(e)       to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents and this Indenture;

(f)        each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(a)(1)(b) will apply, will have by supplemental indenture or otherwise confirmed that its Guarantee applies to such Person’s obligations under this Indenture, the Security Documents and the Notes; and

(g)       the Issuer (or the Successor Company, as applicable), will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or

(2)       in the case of assets comprised of Equity Interests of Restricted Subsidiaries, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

The Successor Company will succeed to, and be substituted for the Issuer under this Indenture, the Guarantees and the Notes, as applicable, and in such event the Issuer will automatically be released from its obligations thereunder (other than in connection with any lease).

Notwithstanding Sections 5.01(a)(1) and (2),

(1)       any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer or any other Restricted Subsidiary,

(2)       the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby,

(3)       the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of a jurisdiction in the United States (and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws), and

(4)       the Issuer or a Guarantor may change its name.

(b)       Subject to Section 10.06, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)       (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)       the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures, Security Documents or other documents or instruments;

(C)       immediately after such transaction, no Default exists;

(D)       to the extent any assets of the Person which is merged or consolidated with or into the Successor Person are assets which would constitute Collateral under the Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents and this Indenture; and

(E)       the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(2)       the transaction is made in compliance with, if applicable, Section 4.10; or

(3)       in the case of assets comprised of Equity Interests of Restricted Subsidiaries, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to the Issuer or one or more Restricted Subsidiaries.

(c)       Subject to the limitations described in this Indenture, the Successor Person (if other than such Subsidiary Guarantor) shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Security Documents and such Subsidiary Guarantor’s Guarantee and such Subsidiary Guarantor shall be automatically released and discharged from its obligations under this Indenture, the Security Documents and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of a jurisdiction in the United States, (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders of the Notes or (5) change its name.

SECTION 5.02.     Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any winding up, sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the Successor Person formed by such consolidation or amalgamation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such wind up, sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture, the Notes, the Guarantees and the Security Documents referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture, the Notes, the Guarantees and the Security Documents with the same effect as if such Successor Person had been named as the Issuer or a Guarantor, as applicable, herein, and such Guarantor’s Guarantee and such Guarantor will be automatically released and discharged from its obligations hereunder, under the Security Documents and under the Guarantee of such Guarantor, and, in the case of a predecessor Issuer shall automatically be released from its obligations thereunder; provided that the predecessor Issuer shall not be relieved from the obligations under this Indenture, the Security Documents, the Notes and the Guarantees pursuant to this Article V in the case of any lease.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.     Events of Default. An “Event of Default,” wherever used herein, means any one of the following events:

(1)       default in payment when due and payable, at maturity, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)       default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)       failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture, the Notes or the Security Documents;

(4)       default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) or the payment of which is guaranteed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)       such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)       the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to $100.0 million or more at any one time outstanding;

(5)       failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $100.0 million (net of amounts covered by insurance policies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final;

(6)       the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A)       commences proceedings to be adjudicated bankrupt or insolvent;

(B)       consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C)       consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)       makes a general assignment for the benefit of its creditors; or

(E)       generally is not paying its debts as they become due;

(7)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)       is for relief against the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(B)       appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary); or

(C)       orders the liquidation of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 90 consecutive days;

(8)       the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) will for any reason cease to be in full force and effect except as contemplated by the terms of this Indenture or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any Financial Officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(9)       unless all the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, the Issuer shall assert or any Subsidiary Guarantor that is a Significant Subsidiary shall assert, in any pleading in a court of competent jurisdiction, that any such security interest is invalid or unenforceable other than by reason of the termination of this Indenture or the release of any such Collateral in accordance with this Indenture; or

(10)       the Liens created by any material Security Document shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) and such default continues for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the then outstanding Notes other than (a) in accordance with the terms of the relevant Security Document, the Intercreditor Agreements or this Indenture, including the release of any Collateral in accordance with the terms thereof, (b) the satisfaction in full of all Obligations under this Indenture or (c) any loss of perfection that results from the failure of any Person (other than the Issuer or a Guarantor) to maintain possession or control of any Collateral under the Security Documents or to file Uniform Commercial Code continuation statements (it being understood that neither the Trustee nor the Notes Collateral Agent has a duty to make such filings).

SECTION 6.02.     Acceleration. If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer, or the Holders of at least 30.0% in aggregate principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee will have no obligation to accelerate the Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice.

In the event of any Event of Default specified in Section 6.01(4) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if:

(1)       the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)       the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)       the default that is the basis for such Event of Default has been cured, waived or is otherwise no longer continuing.

SECTION 6.03.     Other Remedies. If an Event of Default occurs and is continuing, the Trustee or the Notes Collateral Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Documents or this Indenture.

The Trustee or the Notes Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Notes Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.     Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences, except if such rescission would conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.     Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee and the Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as the case may be, determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee or the Notes Collateral Agent, as the case may be, does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holder) or that would involve the Trustee or the Notes Collateral Agent in personal liability.

SECTION 6.06.     Limitation on Suits. Subject to the terms of the Intercreditor Agreements and Section 6.07 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)       such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)       Holders of at least 30.0% in aggregate principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)       Holders of the Notes have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)       the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)       Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07.     Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to bring suit for the enforcement of any payment of principal of, premium, if any, and interest on the Notes on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.     Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and the Notes Collateral Agent, and, in each case, their respective agents and counsel.

SECTION 6.09.     Restoration of Rights and Remedies. If the Trustee, the Notes Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Notes Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Notes Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10.      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11.     Delay or Omission Not Waiver. No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee, to the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, by the Notes Collateral Agent or by the Holders, as the case may be.

SECTION 6.12.    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee on behalf of such Holder, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Notes Collateral Agent any amount due to them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or the Notes Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Notes Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13.     Priorities. Subject to the terms of the Security Documents and the Intercreditor Agreements, if the Trustee, the Notes Collateral Agent or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

(A)      to the Trustee, the Notes Collateral Agent or any Agent, their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Collateral Agent or such Agent and the costs and expenses of collection;

(B)       to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(C)       to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14.     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by the Notes Collateral Agent, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01.     Duties of Trustee.

(a)       If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture on behalf of the Holders, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)       Except during the continuance of an Event of Default:

(i)        the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)       in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)       The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)        this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii)       the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Trustee Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)       the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)       Whether or not therein expressly so provided, every provision of this Indenture, the Security Documents and the Intercreditor Agreements that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.01(f).

(e)       Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered (and if requested, provide) to the Trustee and the Notes Collateral Agent indemnity or security satisfactory to the Trustee and the Notes Collateral Agent, as applicable, against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(f)       The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.     Rights of Trustee.

(a)       The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)       Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. Notwithstanding anything in the foregoing to the contrary, an Opinion of Counsel will not be required in connection with (x) the addition of new or additional Guarantors, except to the extent required under the Senior Credit Facilities, or (y) the Issuer or any Guarantor subjecting any after-acquired collateral other than Material Owned Real Property (including any assets of new or additional Guarantors) to the Liens created under the Security Documents, in each case, occurring after the Issue Date.

(c)        The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)       The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)        Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer thereof.

(f)        None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)       The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Trustee Officer has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)       In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)        The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Notes Collateral Agent), and each agent, custodian and other Person employed to act hereunder.

(j)        The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(k)       The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)         The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)       The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03.     Individual Rights of Trustee. The Trustee and the Notes Collateral Agent, as applicable, in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee or the Notes Collateral Agent, as applicable, acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

SECTION 7.04.     Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Security Documents or the Intercreditor Agreements, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture or such other documents, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or therein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or such other documents other than its certificate of authentication.

SECTION 7.05.     Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee as specified in Section 7.02(g), the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs or, if it is not known to the Trustee as specified in Section 7.02(g) at such time, promptly (and in any event within ten (10) Business Days) after it becomes known to the Trustee as specified in Section 7.02(g). Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06.     Compensation and Indemnity. The Issuer shall pay to each of the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Such compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse each of the Trustee and the Notes Collateral Agent promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee and the Notes Collateral Agent, respectively, for, and hold the Trustee and the Notes Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its respective duties hereunder and under the Security Documents and the Intercreditor Agreements to which it is a party (including the reasonable costs and expenses of enforcing this Indenture, the Security Documents or the Intercreditor Agreements against the Issuer or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder) (but excluding taxes imposed on the Trustee in connection with compensation for such administration or performance). The Trustee or the Notes Collateral Agent, as the case may be, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and each of the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred, in the case of the Trustee, by the Trustee through the Trustee’s own willful misconduct or negligence or, in the case of the Notes Collateral Agent, by the Notes Collateral Agent’s own willful misconduct or negligence, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.06 and the immunities of the Trustee and the Notes Collateral Agent contained in Article VII shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent, as applicable.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee and the Notes Collateral Agent shall each have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent, except for money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.07.     Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(A)       the Trustee fails to comply with Section 7.09 hereof;

(B)       the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C)       a custodian or public officer takes charge of the Trustee or its property; or

(D)       the Trustee becomes incapable of acting; or

(E)       upon not less than 60 days’ prior written notice to the Trustee and the Holders so long as the Holders of a majority in principal amount of the then outstanding Notes have not objected in writing within 30 days of such notice.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding resignation or removal of the Trustee pursuant to this Section 7.07, the Issuer’s and the Guarantor’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

The resigning Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

SECTION 7.08.     Successor Trustee by Merger, etc.. If the Trustee and/or the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or Notes Collateral Agent, as applicable.

SECTION 7.09.      Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.          Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes, all obligations of the Guarantors with respect to the Guarantees and all of the Issuer’s and the Guarantors’ obligations with respect to the Security Documents upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02.          Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes, the Guarantees and the Security Documents on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, to have cured all then existing Events of Default and to have satisfied all its other obligations under such Notes, this Indenture and the Security Documents including that of the Guarantors (and the Liens on the Collateral under the Security Documents shall be released in accordance with this Agreement and the Security Documents) (and the Trustee and the Notes Collateral Agent, on demand of and at the expense of the Issuer, shall execute such instruments requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A)         the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B)          the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C)          the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent, and the Issuer’s obligations in connection therewith; and

(D)         this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.          Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and Sections 5.01(a)(1)(d) and (e), Section 5.01(b) and Article XI hereof and the Security Documents (and the Liens on the Collateral under the Security Documents shall be released in accordance with this Agreement and the Security Documents) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Guarantees and the Security Documents, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to the Issuer’s Restricted Subsidiaries), 6.01(7) (solely with respect to the Issuer’s Restricted Subsidiaries), 6.01(8), 6.01(9) and 6.01(10) hereof shall not constitute Events of Default.

SECTION 8.04.          Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)          the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. dollar-denominated Government Securities, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the Trustee will be sufficient for purposes of this Indenture to the extent that such amount is equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid. Any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(2)          in the case of Legal Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel confirming that:

(A)         the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)          since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of Covenant Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel confirming that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens and the consummation of other transactions in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)          such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement, instrument or documents (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness to be redeemed, and, in each case, the granting of Liens and the consummation of other transactions in connection therewith);

(6)          the Issuer will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)          the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by clause (2) of the immediately preceding paragraph with respect to Legal Defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.05.    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee to the extent such requested amount consists of Government Securities (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.    Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07.    Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes, the Guarantees and the Security Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.    Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee to which it is a party), the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, any Guarantee, any Security Document, any Intercreditor Agreement (or enter into any additional Security Document or Intercreditor Agreement) or Notes without the consent of any Holder:

(1)          to cure any ambiguity, omission, mistake, defect or inconsistency (including as may have been contained in the “Description of Notes” section of the Offering Memorandum regardless of whether such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes), as provided to the Trustee in an Officer’s Certificate;

(2)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)          to comply with Section 5.01 hereof;

(4)          to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)          to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect (as determined in good faith by the Issuer) the legal rights under this Indenture of any such Holder;

(6)          to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)          at the Issuer’s election, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable (it being agreed that this Indenture need not qualify under the Trust Indenture Act);

(8)          to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Notes Collateral Agent hereunder pursuant to the requirements hereof;

(9)          to add a Guarantor or co-obligor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(10)        to conform the text of this Indenture, Guarantees, the Notes, any Security Document or any Intercreditor Agreement to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee, Notes, any Security Document or any Intercreditor Agreement, as provided to the Trustee in an Officer’s Certificate;

(11)        to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12)        to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(13)        to add additional assets as Collateral, and to mortgage, pledge, hypothecate or grant any other Lien for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations with respect to the Notes and Guarantees, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted pursuant to this Indenture, any of the Security Documents or otherwise;

(14)        to release Collateral from the Liens pursuant to this Indenture, the Security Documents and the Intercreditor Agreements when permitted or required by this Indenture, the Security Documents or the Intercreditor Agreements;

(15)        to enter into any joinder to any Intercreditor Agreement or Security Document or to otherwise modify or supplement the Security Documents and/or the Intercreditor Agreements to secure additional Indebtedness and other obligations and add additional secured parties (or add or replace representatives with respect to secured parties); or

(16)        to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Facilities or any other agreement that is not prohibited by this Indenture.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee to which it is a party) and the Trustee and the Notes Collateral Agent shall, without the consent of any Holder, (a) enter into any additional Security Document (or joinder or supplement documents with respect thereto) to add additional assets as Collateral or perfect any liens with respect thereto the perfection as to which is required or permitted under this Indenture and (b) enter into any additional Intercreditor Agreement that either (x) has substantially similar terms with respect to the Holders as those set forth in the applicable Intercreditor Agreements in effect on the Issue Date, taken as a whole, or any joinder thereto or (y) establishes the junior priority ranking of liens on the Collateral securing any Obligations (other than under the Notes, the Guarantees and the Senior Term Credit Facilities) (any such Obligations, “Junior Secured Obligations”), on the one hand, relative to the Notes, the Guarantees and the Senior Term Credit Facilities, on the other hand, in each case under this sub-clause (y), that is initially entered into by the Term Loan Agent (a “Junior Lien Intercreditor Agreement”) (provided that such Junior Lien Intercreditor Agreement shall treat the Notes and Guarantees in a substantially consistent manner as the Senior Term Credit Facilities with respect to lien priority and ranking with respect to the applicable Junior Secured Obligations (it being understood that the Term Loan Agent (or any collateral agent under the Senior Term Credit Facilities) may act as the designated Applicable Authorized Representative for the Notes Collateral Agent, the Notes, the Guarantees and the Holders thereunder)).

Additionally, without the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no such amendment, waiver or modification will release all or substantially all of the Collateral from the Liens securing the Notes and Guarantees, except as otherwise expressly permitted under this Indenture.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee and the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements authorized or permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Notes Collateral Agent shall be obligated to enter into such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements that affects its own rights, duties or immunities under this Indenture, the Security Documents, the Intercreditor Agreements or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, or any supplement to the Security Documents or the Intercreditor Agreements in connection with the same.

SECTION 9.02.    With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors (solely with respect to the Guarantee to which it is a party), the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreements with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees, the Security Documents, the Intercreditor Agreements or the Notes issued hereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any), other than Notes beneficially owned by the Issuer or its Affiliates, voting as a single class (including consents obtained in connection with a tender offer or exchange offer or offer to purchase with respect to the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding hereunder, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer or offer to purchase with respect to the Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer or offer to purchase with respect to the Notes) shall be required. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements, and upon the filing with the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 hereof, the Trustee and the Notes Collateral Agent shall join with the Issuer and the Guarantors (solely with respect to the Guarantee to which it is a party) in the execution of such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements unless such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby (with a copy to the Trustee) a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder (including, for the avoidance of doubt, any Notes held by Affiliates), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1)          reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)          reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes on any date (other than the provisions relating to Section 3.09, Section 4.10 and Section 4.14); provided that any amendment to the notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(3)          reduce the rate of or change the time for payment of interest on any Note;

(4)          waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5)          make any Note payable in money other than that stated therein;

(6)          make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7)          make any change in this Article IX that is materially adverse to the Holders;

(8)          modify the contractual right hereunder of any Holder to institute suit for the payment of principal, interest or premium (if any) on or with respect to such Holder’s Notes on or after the respective due dates;

(9)          make any change to or modify the ranking or Lien priority of the Notes that would adversely affect the Holders; or

(10)        except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary, in any manner materially adverse to the Holders.

SECTION 9.03.     Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04.     Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05.     Trustee and Notes Collateral Agent to Sign Amendments, etc. The Trustee and the Notes Collateral Agent, as applicable, shall sign any amendment, supplement or waiver hereto or to any Security Document or any Intercreditor Agreement authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. The Issuer may not sign an amendment, supplement or waiver hereto until the Board of Directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent, as applicable, shall be fully protected in relying conclusively upon and, except as otherwise provided herein or in any Security Document, shall receive an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or other amendment or waiver is authorized or permitted by this Indenture, the Security Documents and the Intercreditor Agreements and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and such amendment, supplement or waiver complies with the provisions hereof or thereof.

Notwithstanding the foregoing, no Opinions of Counsel will be required for (x) the Trustee or the Notes Collateral Agent to execute any amendment or supplement in the form of Exhibit D attached hereto adding a new Guarantor under this Indenture or any supplement to the Security Documents or the Intercreditor Agreement in connection with the same, (y) the Issuer or any Guarantor subjecting any assets after the Issue Date to Liens under the Security Documents (other than Material Owned Real Property) or (z) the release of any Guarantor or Collateral permitted by this Indenture.

ARTICLE X

GUARANTEES

SECTION 10.01.   Guarantee. Subject to this Article X, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Notes Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders, the Trustee or the Notes Collateral Agent hereunder or thereunder, including for expenses, indemnification or otherwise, shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes).

Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the Obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee, or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid to the Trustee, the Notes Collateral Agent or such Holder, as applicable, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future senior indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counter-claim, reduction or diminution of any kind or nature.

SECTION 10.02.  Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03.   Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D with regard to each Guarantor that becomes a party hereto after the date hereof) shall be executed on behalf of such Guarantor by one of its authorized Officers.

Until released in accordance with Section 10.06, each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with Section 4.15 and this Article X, to the extent applicable.

SECTION 10.04.   Subrogation. Until its Guarantee is terminated in accordance with Section 10.06, each Guarantor agrees that it shall not be entitled to exercise any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05.   Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06.   Release of Guarantees. (a) Each Guarantee by a Subsidiary Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Subsidiary Guarantor, the Issuer, the Trustee or the Notes Collateral Agent is required for the release of such Subsidiary Guarantor’s Guarantee, upon:

(1)          any sale, exchange, issuance, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (a) the Capital Stock of any Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or (b) all or substantially all of the assets of such Subsidiary Guarantor (including to any of the Issuer or another Subsidiary Guarantor), in each case if such sale, exchange, issuance, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(2)          (a) the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor of Indebtedness of any of the Issuer or any Subsidiary Guarantor under the Senior Credit Facilities or (b) the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except, in each case, a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that, in each case, a release subject to a contingent reinstatement is still a release);

(3)          (a) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or (b) such Subsidiary Guarantor otherwise becoming an Excluded Subsidiary;

(4)          (a) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or (b) the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture;

(5)          the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Issuer or a Subsidiary Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Subsidiary Guarantor following the transfer of all or substantially all of its assets, in each case, in a transaction that complies with the applicable provisions hereof; or

(6)          as described under Article IX.

Notwithstanding the foregoing, any guarantee by a Parent Company (other than Holdco) may be automatically and unconditionally released and discharged for any reason.

(b)           The Issuer will have the right, upon delivery of an Officer’s Certificate and an Opinion of Counsel to the Trustee, to cause any Guarantor that has not guaranteed any Indebtedness under the Senior Credit Facilities, and is not otherwise required by the applicable terms of this Indenture to provide a Guarantee, to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee will thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.01.   Collateral.

(a)            The Notes, the Guarantees and the other Obligations under this Indenture shall be secured by security interests (subject to Permitted Liens) in the Collateral, as provided in the Security Documents and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture, the Security Documents and the Intercreditor Agreements.

(b)           The Issuer and the Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral in trust for the benefit of the Notes Secured Parties, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreements, and the Notes Collateral Agent is hereby authorized to execute and deliver the Security Documents and the Intercreditor Agreements.

(c)           Each Holder, by its acceptance of any Notes and the Guarantees, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms or the terms of this Indenture and (i) authorizes and directs the Trustee and the Notes Collateral Agent to enter into, perform their respective obligations and exercise their respective rights under the Security Documents and the Intercreditor Agreements in accordance therewith, (ii) authorizes and directs the Trustee and the Notes Collateral Agent to enter into, perform their respective obligations and exercise their respective rights as the “Initial Additional Authorized Representative” and “Initial Additional Pari Collateral Agent” under the Pari Passu Intercreditor Agreement and (iii) authorizes and directs the Trustee and the Notes Collateral Agent to enter into, perform their respective obligations and exercise their respective rights as a “Term Class Debt Representative” and “Term Agent” under the ABL Intercreditor Agreement.

(d)           The Trustee and each Holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of the Notes Secured Parties, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder.

SECTION 11.02.   Collateral Requirements and Filings.

(a)           Actions required to pledge, grant and perfect security interests in the Collateral in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties shall be limited to actions of the type required to pledge, grant and perfect the security interests in the Collateral pursuant to the Senior Term Credit Facilities (for the avoidance of doubt, giving effect to amendments, waivers, modifications and consents thereto) (or, to the extent that the Discharge of Term Obligations has then occurred with respect to the Senior Term Credit Facilities, limited to actions of the type required to pledge, grant and perfect the security interests in the Collateral pursuant to the Senior Term Credit Facilities (for the avoidance of doubt, giving effect to amendments, waivers, modifications and consents thereto) as in effect immediately prior to such Discharge of Term Obligations with respect to the Senior Term Credit Facilities), subject to the Intercreditor Agreements, and no additional actions to pledge, grant and perfect security interests in the Collateral shall be required with respect to the Notes and shall include the requirement that:

(1)          the Notes Collateral Agent shall have received on the date hereof (x) the Security Agreement and each Grant of Security Interest (as defined in the Security Agreement) required thereby, (y) a joinder to the ABL Intercreditor Agreement and (z) the Pari Passu Intercreditor Agreement, in each case, duly executed or acknowledged by each of the Issuer and any Guarantor signatory thereto, as applicable;

(2)          the Obligations and the Guarantees shall have been secured by a security interest in all Equity Interests and substantially all tangible and intangible assets of the Issuer and each Guarantor (in each case, except for (x) any Excluded Assets, (y) assets not required to be Collateral pursuant to this Indenture or the Security Documents and (z) assets not pledged, or required to be pledged (including pursuant to any amendment, waiver or consent), to secure the obligations of the Issuer and the Guarantors under the Senior Term Credit Facilities), in each case with the priority required by and subject to the terms of the Security Documents and the Intercreditor Agreements;

(3)          none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(4)          with respect to each Restricted Subsidiary that becomes a Subsidiary Guarantor in accordance with Section 4.15 and within the time designated therein, the Issuer shall cause such Restricted Subsidiary to duly execute and deliver to the Notes Collateral Agent, Security Agreement Supplements (as defined in the Security Agreement), counterparts to the Intercreditor Agreements (or any joinders thereto) and other security agreements and documents as required by Section 4.17.

(b)           With respect to Material Owned Real Property, the Notes Collateral Agent shall be entitled to receive (i) counterparts of a mortgage with respect to each Material Owned Real Property duly executed and delivered by the record owner of such property (each, a “Mortgaged Property”), (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such mortgage as a valid senior priority Lien on the property described therein (subject to the applicable provisions of any Intercreditor Agreement), (iii) such existing surveys, existing abstracts, existing appraisals and other similar documents as the Term Loan Agent (or, after the discharge of Obligations with respect to the Term Loan Credit Agreement, the Notes Collateral Agent) may reasonably request, (iv) to the extent required by applicable law, flood certificates covering each Mortgaged Property, in each case of the foregoing clauses (i) through (iv), to the extent delivered or provided to the Term Loan Agent and (v) an Opinion of Counsel.

(c)            Notwithstanding anything in the foregoing to the contrary, for the avoidance of doubt, in addition to other exceptions and limitations described in the Security Documents, in no event shall the Issuer or any Guarantor be required to (i) create any security interests in assets located, titled, registered or filed outside of the United States or to perfect such security interests or (ii) deliver (a) control agreements, (b) other similar third party documents, or (c) to the extent governed under the laws of a jurisdiction other than the United States, security agreements, pledge agreements, or share charge (or mortgage) agreements, in each case, so long as the Issuer or such Guarantor has not created any such security interest or delivered any such documents under any Senior Term Credit Facility; provided, however, that to the extent that the Notes Collateral Agent is party to the Pari Passu Intercreditor Agreement or other Intercreditor Agreement pursuant to which the Term Loan Agent or other applicable agent or representative acts as gratuitous bailee for the benefit of the Notes Collateral Agent and the Holders with respect to any control agreements or Collateral described in clauses (ii)(a) or (b) above, the Issuer or the applicable Guarantor will not be required to take any such actions so long as such Intercreditor Agreement is in full force and effect; provided, further, that to the extent the Issuer or any Guarantor is required pursuant to this paragraph to take any such action, (I) the obligations to enter into any such control agreements or similar third party documents described in clause (ii)(a) or (b) shall be limited to a requirement of the Issuer or such Guarantor to use commercially reasonable efforts to enter into such documents (for the avoidance of doubt, including after the end of the applicable period set forth in clause (II) below) and (II) in any event the Issuer shall have a period of 90 days after the first date that such agreement or document is otherwise required to be delivered under the Security Documents to deliver any such control agreements or other third-party documents.

(d)           Subject to the terms of the Security Documents and the Intercreditor Agreements, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any property constituting part of the Collateral and deposited with, or held by, the Term Loan Agent or ABL Agent in accordance with the provisions of the Security Documents and the applicable Intercreditor Agreements and other than as set forth in the Security Documents and the applicable Intercreditor Agreements), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

(e)            Notwithstanding anything to the contrary, Opinions of Counsel will not be required in connection with the Issuer or any Guarantor subjecting any after-acquired Collateral other than Material Owned Real Property (including any assets of new or additional Guarantors) to the Liens created under the Security Documents.

(f)            To the extent the Term Loan Agent is satisfied with or agrees to any deliveries of or other arrangements with respect to any Collateral, the Notes Collateral Agent shall automatically be deemed to accept such arrangements.

(g)           So long as the Pari Passu Intercreditor Agreement is in effect, (A) the Issuer or any Guarantor may satisfy its obligations to deliver or make arrangements with respect to any Shared Collateral (as defined in the Pari Passu Intercreditor Agreement) by delivering to, or making arrangements with respect to such Shared Collateral (as defined in the Pari Passu Intercreditor Agreement) satisfactory to the Controlling Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) or its agent, designee or bailee (or, with respect to Collateral constituting ABL Priority Collateral, the ABL Agent or its agent, designee or bailee), in each case, in accordance with the terms of the applicable Intercreditor Agreement.

(h)           For the avoidance of doubt, neither the Trustee nor the Notes Collateral Agent shall be responsible for the failure of any Person to deliver any Security Documents, supplements to any Security Documents, Uniform Commercial Code filings (including fixture filings), insurance and title insurance policies, or any other documents or instruments to pledge, grant and perfect security interests in the Collateral, for monitoring such delivery, for the content or correctness of any of the foregoing delivered to it or for preparing or filing any of the foregoing.

SECTION 11.03.    Release of Collateral.

(a)           Collateral shall be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreements. In addition, the property and other assets constituting Collateral shall be released from the Liens securing the Notes and the Obligations with respect to the Notes and Guarantees under any one or more of the following circumstances:

(1)          to enable the Issuer or any Guarantor to consummate the sale, transfer or other disposition of such property or assets other than any such sale, transfer or disposition to the Issuer or a Guarantor to the extent not prohibited by Section 4.10;

(2)           property or assets of a Guarantor that is released from its Guarantee in accordance with this Indenture;

(3)           with the consent of the Holders of at least 66 2/3% of the aggregate principal amount of the Notes then outstanding; and

(4)           as described in Article IX hereof.

(b)           For the avoidance of doubt, the Liens on the Collateral securing the Notes and the Guarantees shall be automatically released and discharged under the circumstances set forth in, and subject to (i) Section 2.4 of the ABL Intercreditor Agreement and (ii) Section 2.05 of the Pari Passu Intercreditor Agreement.

(c)           Without limitation of clause (b) above, the Liens on the Collateral securing the Notes and the Guarantees also will be automatically released and discharged upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, (ii) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or (iii) the satisfaction and discharge of the Notes and this Indenture in accordance with Article XII hereof.

(d)           Upon the release of a Guarantor from its Guarantee, such Guarantor, and the property and assets of such Guarantor, shall be automatically and unconditionally released from the Security Documents.

(e)           The Notes Collateral Agent shall, at Issuer’s expense, promptly execute and deliver such documents reasonably requested by the Issuer or such Guarantors (at the Issuer’s expense) to evidence the release of the Notes Collateral Agent’s security interest in the released Collateral.

(f)            Notwithstanding anything to the contrary herein or in the Security Documents, an Opinion of Counsel will not be required in connection with the release of any Collateral permitted by this Indenture.

SECTION 11.04.    Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent Under the Security Documents.

(a)           Subject to the provisions of the Security Documents and the Intercreditor Agreements, each of the Trustee or the Notes Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Notes Secured Parties under the Security Documents and the Intercreditor Agreements and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee or the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreements or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)           The Trustee or the Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except (with respect to the Trustee or Notes Collateral Agent) to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith. Neither the Trustee nor the Notes Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer or the Guarantors.

(c)           The Notes Collateral Agent shall be entitled to seek written directions from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes prior to taking any action under this Indenture, the Notes, the Security Documents, any Collateral instrument or any Intercreditor Agreement.

SECTION 11.05.    Appointment and Authorization of U.S. Bank National Association as Notes Collateral Agent.

(a)           U.S. Bank National Association is hereby designated and appointed as the Notes Collateral Agent of the Notes Secured Parties under the Security Documents, and is authorized as the Notes Collateral Agent for such Notes Secured Parties (i) to execute and enter into each of the Security Documents and the Intercreditor Agreements and all other instruments relating to the Security Documents and the Intercreditor Agreements, (ii) to take action and exercise such powers as are expressly required or permitted hereunder and under the Security Documents and the Intercreditor Agreements and all instruments relating hereto and thereto including, without limitation, entering into any amendments, supplements, modifications or joinders relating thereto and (iii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Notes Collateral Agent by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.

(b)           Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Notes Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Notes Collateral Agent.

(c)           The Notes Collateral Agent shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Notes Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Notes Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it hereunder with due care. Anything in this Indenture or Security Documents notwithstanding, in no event shall the Notes Collateral Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if the Notes Collateral Agent has been advised of such loss or damage and regardless of the form of action. Without limiting the agreement in Section 7.06, the Issuer and Guarantors, shall, jointly and severally, indemnify and hold harmless the Notes Collateral Agent, its directors, officers, agents and employees with respect to any and all expenses, losses, damages, liabilities, demands, charges, causes of action, judgments and claims of any nature (including the reasonable fees and expenses of counsel and other experts) in respect of or arising from any acts or omissions performed or omitted by the Notes Collateral Agent, its directors, officers, agents or employees hereunder or under the Security Documents or Intercreditor Agreements or under any other agreement executed in connection therewith without willful misconduct, negligence or reckless disregard of its duties hereunder or under the Security Documents or Intercreditor Agreements or under any other agreement executed in connection therewith, as determined by a final order of a court of competent jurisdiction that is not subject to appeal.

(d)           The Notes Collateral Agent shall be entitled to the benefit of all of the rights, privileges, indemnities and immunities granted to the Trustee.

(e)           The Notes Collateral Agent may resign or be removed, together with the resignation or removal of the Trustee, in accordance with Section 7.07 hereof or as otherwise agreed by the Issuer.

(f)            If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any action, the Notes Collateral Agent shall be entitled to refrain from such action unless and until the Notes Collateral Agent shall have received direction (and indemnity, if requested) from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining. Whether or not expressly provided therein, in acting under any Security Document or Intercreditor Agreement, the Notes Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Notes Collateral Agent in this Indenture.

(g)           The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreements.

SECTION 11.06.    Further Assurances. Subject to the limitations and exceptions set forth in the Security Documents, this Agreement, the Notes and any Intercreditor Agreement, if reasonably requested by the Notes Collateral Agent, the Issuer and each of the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law, in order to evidence or perfect the Liens created or intended to be created by the Security Documents in the Collateral (including, without limitation, by making filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements), in each case, solely to the extent, and in a manner, consistent with the actions expressly required to be taken with respect to the granting and perfection of Liens on the Collateral under this Agreement, the Security Documents, the Notes and any Intercreditor Agreement.

ARTICLE XII

SATISFACTION AND DISCHARGE

SECTION 12.01.    Satisfaction and Discharge. This Indenture and the Security Documents shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1)            all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)            (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of one or more notices of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. dollar-denominated Government Securities, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the Trustee will be sufficient for purposes of this Indenture to the extent that such amount is equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid. Any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(B)           the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C)           the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, Section 7.06 and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 12.01, Section 12.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

SECTION 12.02.    Application of Trust Money; Other Miscellaneous Provisions. Subject to Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 12.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01.    Notices. Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronically (in “.pdf” or other format) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor on or after the Issue Date:

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Facsimile: (972) 409-1965

Attention: General Counsel

in each case, with a copy to:

Ropes & Gray LLP

Prudential Tower
800 Boylston Street

Boston, MA 02199

Attention: Byung Choi

Facsimile: (617) 235-0452

Email: Byung.Choi@ropesgray.com

If to the Trustee or the Notes Collateral Agent:

U.S. Bank National Association

Corporate Trust Services

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Michael K. Herberger

Facsimile: (972) 581-1670

Email: Michael.Herberger@usbank.com

The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; on the first date on which publication is made or electronic delivery made; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.

Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer delivers or mails a notice or communication to Holders, it shall deliver or mail a copy to the Trustee and the Notes Collateral Agent at the same time.

SECTION 13.02.    Communication with Holders of a Global Note. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

SECTION 13.03.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture (other than as set forth in the last sentence of Section 9.05 and with respect to clause (B) below, in connection with the initial issuance of Notes on the Issue Date and other than if this Indenture expressly states no such Officer’s Certificate or Opinion of Counsel is required), the Security Documents and the Intercreditor Agreements, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or the Notes Collateral Agent, as applicable:

(A)           An Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent, requirements and covenants, if applicable, provided for in this Indenture, the Security Documents or the Intercreditor Agreements, as applicable, relating to the proposed action have been satisfied; and

(B)            An Opinion of Counsel in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent, requirements and covenants, if applicable, have been satisfied.

SECTION 13.04.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, any Security Document or any Intercreditor Agreement shall include:

(A)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(B)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.05.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.06.    No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Issuer or any Guarantor or any Parent Company will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, this Indenture, the Security Documents or the Intercreditor Agreements or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 13.07.    Governing Law. THIS INDENTURE, THE NOTES, ANY GUARANTEE, THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENTS WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.08.    Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.09.    Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture, the Security Documents and the Intercreditor Agreements arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13.10.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdco, the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.11.    Successors. All agreements of the Issuer in this Indenture, the Security Documents and the Notes shall bind its successors. All agreements of the Trustee in this Indenture and the Security Documents shall bind its successors. All agreements of the Notes Collateral Agent in this Indenture and the Security Documents shall bind its successors. All agreements of each Guarantor in this Indenture and the Security Documents shall bind its successors, except as otherwise provided in Section 10.06 hereof.

SECTION 13.12.    Severability. In case any provision or any part of any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.13.    Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or electronic transmissions (in ‘.pdf’ or other format) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (in ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

SECTION 13.14.    Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.15.    USA PATRIOT Act. The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with U.S. Bank National Association. The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.

SECTION 13.16.    Intercreditor Agreements. Notwithstanding any contrary provision in this Indenture, this Indenture and the Security Documents are subject to the provisions of the Intercreditor Agreements. The Issuer, the Guarantors, the Notes Collateral Agent and the Trustee acknowledge and agree to be bound by the provisions of the Intercreditor Agreements.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

MICHAELS STORES, INC.
as the Issuer

By:	/s/ Michael Diamond
	Name:	Michael Diamond
	Title:	Executive Vice President – Chief Financial Officer

MICHAELS FUNDING, INC.
as Holdco

By:	/s/ Michael Diamond
	Name:	Michael Diamond
	Title:	Executive Vice President – Chief Financial Officer

DARICE, INC.
DARICE IMPORTS, INC.
MICHAELS STORES PROCUREMENT COMPANY, INC.
ARTISTREE, INC.
MICHAELS FINANCE COMPANY, INC.
MICHAELS STORES CARD SERVICES, LLC
LAMRITE WEST, INC.
as Guarantors

By:	/s/ Michael Diamond
	Name:	Michael Diamond
	Title:	Executive Vice President – Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION
as Trustee and Notes Collateral Agent

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [              ]

ISIN [              ]

[RULE 144A][REGULATION S] GLOBAL NOTE

4.750% Senior Secured Notes due 2027

No. [ ]	[Up to] $[ ]

Michaels stores, inc.

promises to pay to                       or registered assigns,

[the principal sum set forth on the Schedule of Exchange of Interests in the Global Note attached hereto] [the principal sum of                                    DOLLARS] on October 1, 2027.

Interest Payment Dates: April 1 and October 1, beginning April 1, 2021

Record Dates: March 15 and September 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

michaels stores, inc.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. Bank National Association, as Trustee

By:
Authorized Signatory

Dated:

[Back of Note]
4.750% Senior Secured Note due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Michaels Stores, Inc. (the “Issuer”) promises to pay interest on the principal amount of this Note at a rate per annum of 4.750% from October 1, 2020 until maturity. The Issuer will pay interest on this Note semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2021 or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding March 15 and September 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be April 1, 2021. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that (a) all payments of principal, premium, if any, and interest with respect to the Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder holds at least $1.0 million principal amount of certificated Notes and elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest will accrue on such payment for the intervening period.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of October 1, 2020 (the “Indenture”), among Michaels Stores, Inc., as Issuer, Michaels Funding, Inc. and certain subsidiaries of the Issuer, as Guarantors, the Trustee and the Notes Collateral Agent. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) At any time prior to October 1, 2023, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture, at a redemption price (as calculated by the Issuer) equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) At any time prior to October 1, 2023, the Issuer may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price (as calculated by the Issuer) equal to the sum of (i) 104.750% of the principal amount thereof, with the aggregate principal amount so redeemed up to an amount equal to the aggregate gross proceeds from one or more Equity Offerings to the extent such aggregate gross proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (a) at least 50.0% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date the Issuer receives the proceeds of the applicable Equity Offering or contribution.

(c) In connection with any tender offer, Change of Control Offer, Asset Sale Offer or Advance Offer for the Notes, if Holders of not less than 90.0% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer purchases, or any third party making such tender offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer to purchase (but in any event, not less than par), plus, to the extent not included in the tender offer or other offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(d) Except pursuant to clause (a), (b) or (c) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to October 1, 2023.

(e) On and after October 1, 2023, the Issuer may at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 1 in each of the years indicated below:

Year	Percentage
2023	102.375%
2024	101.188%
2025 and thereafter	100.000%

(f) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to Sections 3.01 through 3.06 of the Indenture.

(g) Any redemption, notice, tender offer or other offer to purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale, Investment, acquisition or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof.

6. MANDATORY REDEMPTION; OFFERS TO PURCHASE AND OPEN MARKET PURCHASES. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 3.09, 4.10 and 4.14 of the Indenture.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at such Holder’s registered address (with a copy to the Trustee) or otherwise in accordance with Applicable Procedures to the extent applicable, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Section 3.03(i), Article VIII or Article XI of the Indenture.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar, Transfer Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents (including any information or documents necessary for the Trustee to comply with any applicable tax reporting obligations, which information the Trustee may rely upon with no responsibility to verify or ensure the accuracy thereof) and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not issue, exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not issue, exchange or register the transfer of any Notes during the period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

10. PERSONS DEEMED OWNERS. The registered Holder shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes, the Security Documents and the Intercreditor Agreements may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes by written notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in Section 6.01(6) or Section 6.01(7) of the Indenture with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes, the Guarantees or the Security Documents except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority of the aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a nonconsenting Holder). The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within thirty (30) days after a Responsible Officer of the Issuer becoming aware of such Default (unless such Default has been cured, waived or is otherwise no longer continuing), deliver to the Trustee a statement specifying such Default.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. SECURITY. This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements. The Notes Collateral Agent holds the Collateral in trust for the benefit of the Notes Secured Parties pursuant to the Security Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

15. GOVERNING LAW. THE INDENTURE, THIS NOTE, ANY GUARANTEE, THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENTS WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Facsimile: (972) 409-1965

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10  ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $          . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Facsimile: (972) 409-1965

Attention: General Counsel

U.S. Bank National Association

as Trustee and Registrar

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Global Corporate Trust

Re: 4.750% Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of October 1, 2020 (the “Indenture”), among Michaels Stores, Inc., as Issuer, Michaels Funding, Inc. and certain subsidiaries of the Issuer, as Guarantors, the Trustee, and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $          in such Note[s] or interests (the “Transfer”),                      to                    (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) ☐ such Transfer is being effected to the Issuer or a Subsidiary thereof.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: ]), or

(ii)	☐ Regulation S Global Note ([CUSIP: ]), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: ]), or

(ii)	☐ Regulation S Global Note ([CUSIP: ]), or

(iii)	☐ Unrestricted Global Note ([ ] [ ]), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Facsimile: (972) 409-1965

Attention: General Counsel

U.S. Bank National Association

as Trustee and Registrar

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Global Corporate Trust

Re: 4.750% Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of October 1, 2020 (the “Indenture”), among Michaels Stores, Inc., as Issuer, Michaels Funding Inc. and certain subsidiaries of the Issuer, as Guarantors, the Trustee, and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $           in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

☐ 144A Global Note, or

☐ Regulation S Global Note

in each case of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[                ] Supplemental Indenture (this “Supplemental Indenture”), dated as of [                 ], among [                    ] (the “Guaranteeing Subsidiary”), a subsidiary of Michaels Stores, Inc., a Delaware corporation (the “Issuer”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an Indenture (as amended, supplemented or modified from time to time, the “Indenture”), dated as of October 1, 2020, providing for the issuance of an unlimited aggregate principal amount of 4.750% Senior Secured Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Subsidiary Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Subsidiary Guarantor and (y) perform all obligations and duties required of a Subsidiary Guarantor pursuant to the Indenture.

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Issuer or any Guarantor or any Parent Company will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

D-1

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by ‘.pdf’ or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture the Guaranteeing Subsidiary will be subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(9) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their respective successors.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

D-3